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Exhibit 10.1

CREDIT AGREEMENT

dated as of July 12, 2002,

among

OREGON STEEL MILLS, INC.,

NEW CF&I, INC.

CF&I STEEL, L.P. (dba ROCKY MOUNTAIN STEEL MILLS),

and

COLORADO AND WYOMING RAILWAY COMPANY

as Borrowers,

and

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

GMAC BUSINESS CREDIT LLC,

as Co-Managing Agent for the Lenders,

and

TEXTRON FINANCIAL CORPORATION,

as Agent for the Lenders

i

SECTION 6.	PREPAYMENTS	24
6.1	Voluntary Prepayments	24
6.2	Mandatory Prepayments	25
6.3	All Prepayments	25
SECTION 7.	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	25
7.1	Making of Payments	25
7.2	Application of Payments	25
7.3	Due Date Extension	26
7.4	Setoff	26
7.5	Proration of Payments	26
7.6	Taxes	26
7.7	Settlement Among Lenders	27
SECTION 8.	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBO RATE LOANS	27
8.1	Increased Costs	27
8.2	Basis for Determining Interest Rate Inadequate or Unfair	28
8.3	Changes in Law Rendering LIBO Rate Loans Unlawful	28
8.4	Funding Losses	29
8.5	Notices by Lenders	29
8.6	Discretion of Lenders as to Manner of Funding	29
8.7	Mitigation of Circumstances; Replacement of Lenders	29
8.8	Conclusiveness of Statements; Survival of Provisions	29
SECTION 9.	REPRESENTATIONS AND WARRANTIES	30
9.1	Organization	30
9.2	Authorization; No Conflict	30
9.3	Validity and Binding Nature	30
9.4	Financial Condition	30
9.5	No Material Adverse Change	30
9.6	Litigation and Contingent Liabilities	30
9.7	Ownership of Properties; Liens	31
9.8	Subsidiaries	31
9.9	Pension and Welfare Plans	31
9.10	Investment Company Act	31
9.11	Public Utility Holding Company Act	31
9.12	Regulation U	31
9.13	Taxes	32
9.14	Solvency, etc.	32
9.15	Environmental Matters	32
9.16	Insurance	33
9.17	Information	33
9.18	Intellectual Property	33
9.19	Burdensome Obligations	33
9.20	Labor Matters	33
9.21	No Default	34
9.22	Material Licenses	34
9.23	No Violations	34
9.24	Locations	34
9.25	Names	34

9.26	First Priority Perfected Liens	34
9.27	Accounts and Inventory Warranties and Representations	34
9.28	Bank Accounts	34
9.29	Business Activities	34
9.30	Securities Laws Filings	35
SECTION 10.	COVENANTS	35
10.1	Reports, Certificates and Other Information	35
10.1.1	Financial Information	35
10.1.2	Notice of Default, Litigation and ERISA Matters	36
10.1.3	Borrowing Base Certificates	37
10.1.4	Tax Returns	37
10.1.5	Other Information	37
10.2	Books, Records and Inspections	37
10.3	Maintenance of Property; Insurance	38
10.4	Compliance with Laws; Payment of Taxes and Liabilities	38
10.5	Maintenance of Existence, etc.	39
10.6	Financial Covenants	39
10.7	Limitations on Debt	40
10.8	Liens	40
10.9	Operating Leases	40
10.10	Restricted Payments	41
10.11	Mergers, Consolidations, Sales	41
10.12	Use of Proceeds	41
10.13	Further Assurances	41
10.14	Collections	41
10.15	Transactions with Affiliates	43
10.16	Employee Benefit Plans	43
10.17	Environmental Matters	43
10.18	Inconsistent Agreements	44
10.19	Business Activities	44
10.20	Advances and Other Investments	44
10.21	Restriction of Amendments to Certain Documents	44
10.22	Fiscal Year	44
10.23	Cancellation of Debt	44
10.24	No New Locations	44
10.25	Press Releases	45
10.26	Customs, Duty and Freight	45
10.27	Minimum Borrowing Availability	45
SECTION 11.	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	45
11.1	Initial Credit Extension	45
11.1.1	Notes	45
11.1.2	Resolutions	45
11.1.3	Consents, etc.	46
11.1.4	Incumbency and Signature Certificates	46
11.1.5	Security Agreements	46
11.1.6	Intercreditor Agreement	46
11.1.7	Opinions of Counsel	46
11.1.8	Insurance	46
11.1.9	Copies of Documents	46

11.1.10	Payment of Fees	46
11.1.11	Solvency Certificate	46
11.1.12	Disclosure Schedule	46
11.1.13	Search Results; Lien Terminations	46
11.1.14	Filings, Registrations and Recordings	47
11.1.15	Closing Certificate	47
11.1.16	Borrowing Base Certificate	47
11.1.17	Independent Accountant Letter	47
11.1.18	Governing Documents	47
11.1.19	Good Standing Certificates	47
11.1.20	Blocked Account/Lockbox Agreements	47
11.1.21	Collateral Access Agreement	47
11.1.22	Security Agreement Documents	47
11.1.23	Payoff Letter	47
11.1.24	Customs Agents Agreements	47
11.1.25	Fee Letter	47
11.1.26	Subsidiary Guarantees	47
11.1.27	Other	48
11.2	Conditions	48
11.2.1	Compliance with Warranties, No Default, etc.	48
11.2.2	Confirmatory Certificate	48
11.2.3	Minimum Borrowing Availability	48
SECTION 12.	EVENTS OF DEFAULT AND THEIR EFFECT	48
12.1	Events of Default	48
12.1.1	Nonpayment of Loans, etc.	48
12.1.2	Nonpayment of Other Debt	48
12.1.3	Other Material Obligations	48
12.1.4	Bankruptcy, Insolvency, etc.	49
12.1.5	Noncompliance with Loan Documents	49
12.1.6	Representations and Warranties	49
12.1.7	Pension Plans	49
12.1.8	Judgments	49
12.1.9	Invalidity of Loan Documents, etc.	49
12.1.10	Breach of Certain Agreements	49
12.1.11	Change in Control	49
12.1.12	Auditor's Report	49
12.1.13	Damage to Collateral	49
12.1.14	Attachment, etc.	50
12.1.15	Lien, Levy or Assessment	50
12.1.16	Material Adverse Effect	50
12.1.17	Environmental Expenditures	50
12.2	Effect of Event of Default	50
SECTION 13.	THE AGENT	51
13.1	Appointment and Authorization	51
13.2	Delegation of Duties	51
13.3	Liability of the Agent	51
13.4	Reliance by the Agent	51
13.5	Notice of Default	52
13.6	Credit Decision	52

13.7	Indemnification	52
13.8	Agent and Lenders in their Individual Capacity	53
13.9	Successor Agent; Assignment of Agency	53
13.10	Collateral Matters	53
13.11	Co-Managing Agent	53
SECTION 14.	GENERAL	53
14.1	Waiver; Amendments	53
14.2	Notices	54
14.3	Computations	54
14.4	Regulation U	54
14.5	Costs, Expenses and Taxes	54
14.6	Captions	55
14.7	Assignments; Participations	55
14.7.1	Assignments	55
14.7.2	Participations	56
14.7.3	Company Assistance	57
14.7.4	Prohibition of Certain Assignments and Participations	57
14.8	Governing Law	57
14.9	Counterparts	57
14.10	Successors and Assigns	57
14.11	Indemnification by the Borrowers	57
14.12	Forum Selection and Consent to Jurisdiction	58
14.13	Waiver of Jury Trial	58
14.14	Interest	58
14.15	Confidentiality	60
14.16	Termination	60
14.17	The Agent and Lenders	61
14.18	Intercreditor Agreement	61
14.19	Concerning Joint and Several Liability of the Borrowers	61

EXHIBITS

EXHIBIT A-1	Form of Revolving Note
(Section 3.1)
EXHIBIT A-2	Form of Swing Loan Note
(Section 3.1)
EXHIBIT B	Form of Borrowing Base Certificate
(Section 10.1.3)
EXHIBIT C	Form of Solvency Certificate
(Section 11.1.11)
EXHIBIT D	Form of Assignment Agreement
(Section 14.9.1)

v

CREDIT AGREEMENT

        This CREDIT AGREEMENT, dated as of July 12, 2002 (this "Agreement"), is entered into by and among OREGON STEEL MILLS, INC., a Delaware corporation ("OSM"), NEW CF&I, INC., a Delaware corporation ("New CF&I"), CF&I STEEL, L.P. (dba Rocky Mountain Steel Mills), a Delaware limited partnership ("RMSM") and COLORADO AND WYOMING RAILWAY COMPANY, a Delaware corporation ("CWR"; each of OSM, New CF&I, RMSM, and CWR a "Borrower" and collectively, "Borrowers"), the financial institutions that are or may from time to time become parties hereto, as Lenders, GMAC BUSINESS CREDIT LLC, as Co-Managing Agent (in such capacity, the "Co-Managing Agent"), and TEXTRON FINANCIAL CORPORATION, a Delaware corporation ("Textron"), as Agent for the Lenders.

        WHEREAS, the Lenders have agreed to make available to the Borrowers a revolving credit facility (which includes the provision of letters of credit) upon the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

        SECTION 1. DEFINITIONS.

        1.1    Definitions.    When used herein the following terms have the following indicated meanings:

        Accounts has the meaning set forth in the UCC.

        Account Debtor shall have the meaning assigned to the term "account debtor" in the UCC in effect in the State of New York as amended from time to time.

        Additional Charges—see Section 14.14.

        Adjusted LIBO Rate shall mean, with respect to each Interest Period for any LIBO Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the LIBO Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a LIBO Rate Loan or any LIBO Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted LIBO Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        Affected Loan—see Section 8.3.

        Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director (or comparable manager) of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, (i) power to vote 10% or more of the equity interests (on a fully diluted basis) having ordinary voting power for the election of directors (or managers) of the governing body of a Person, (ii) 10% or more of the partnership or other ownership interests of a Person or (iii) power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        Agent means Textron Financial Corporation, a Delaware corporation, in its capacity as agent for the Lenders hereunder and any successor thereto in such capacity.

        Agreement—see the Preamble.

        Applicable Base Rate Margin and Applicable LIBO Rate Margin mean, for any day with respect to any Base Rate Loan or any LIBO Rate Loan, respectively, the applicable rate per annum set forth below under the caption "Base Rate Spread" or "LIBO Rate Spread," respectively, based upon the Senior Debt Ratio as of the most recent determination date, provided that during the six-month period immediately following the Closing Date the Applicable Base Rate Margin and Applicable LIBO Rate Margin shall be the applicable rate per annum set forth below in Level II:

Senior Debt Ratio:	LIBO Rate Spread	Base Rate Spread	Unused Fee
Level I Greater than or equal to 4.00 to 1.00	3.25%	1.00%	0.50%
Level II Greater than or equal to 3.25 to 1.00 but less than 4.00 to 1.00	3.00%	0.75%	0.50%
Level III Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	2.75%	0.50%	0.25%
Level IV Less than 2.50 to 1.00	2.50%	0.25%	0.25%

        For purposes of the foregoing, (a) the Senior Debt Ratio shall be determined as of the last day of each fiscal quarter in OSM's fiscal year based upon its consolidated financial statements delivered pursuant to Section 10.1.1 and (b) each change in the Applicable Base Rate Margin or Applicable LIBO Rate Margin resulting from a change in the Senior Debt Ratio shall be effective during the period commencing on and including the third Business Day after the date of delivery to the Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Senior Debt Ratio shall be deemed to be in Level I if OSM fails to deliver the consolidated financial statements and the compliance certificate required to be delivered by it pursuant to Section 10.1.1, during the period from the expiration of the time for delivery thereof until such consolidated financial statements and compliance certificate are delivered.

        Assignee—see Section 14.7.1.

        Assignment Agreement—see Section 14.7.1.

        Availability Reserves means, as of any date of determination, such amounts as the Agent may from time to time establish (and increase or decrease) in good faith and in its reasonable commercial judgment reducing the Borrowing Base that would otherwise be available under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks that, as determined reasonably by the Agent in good faith, do or may materially affect either (i) the Collateral or any other property which is security for the Obligations or the value of the foregoing taken as a whole, (ii) the assets, business or prospects of the Borrowers taken as a whole or (iii) the Liens and other rights of the Agent in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect the Agent's good faith belief that any Borrowing Base Certificate, collateral report or financial information furnished by or on behalf of the Borrowers to the Agent is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Agent determines in good faith constitutes an Event of Default.

        Base Rate means the highest prime or equivalent rate of interest (expressed as an annual rate) publicly announced by JPMorganChase Bank from time to time as its "prime rate" or "reference note", each change in such a rate to take effect on the date of effective change of such prime rate or reference rate (with the understanding that any such rate may not necessarily represent the lowest rate of interest charged to any customer by any such bank).

        Base Rate Loan means any Loan that bears interest at a rate determined by reference to the Base Rate.

        Blocked Accounts—see Section 10.14(a).

        Borrowers—see the Preamble.

        Borrowing Availability means, as of any date of determination, an amount equal to (a) the lesser of (i) the Maximum Amount minus the Letter of Credit Reserve and (ii) the Borrowing Base minus the Letter of Credit Reserve, minus (b) the aggregate amount of all outstanding Loans minus (c) the aggregate amount of all outstanding accounts payable of all the Borrowers that are past due more than thirty (30) days from the date such accounts were due under the terms of the original purchase order, in each case as of such date.

        Borrowing Agent means OSM.

        Borrowing Base shall mean, as of any date of determination by the Agent, an amount equal to the sum of:

          (a)  up to 85% of the net amount of the Borrowers' Eligible Accounts plus;

          (b)  the lesser of (i) $50,000,000, (ii) up to 65% of the aggregate value of the Borrowers' Eligible Inventory and (iii) up to 85% of Orderly Liquidation Value (provided, however, that the amount added to the Borrowing Base at any time under this clause (b) may never exceed the amount added to the Borrowing Base at such time under the foregoing clause (a)); minus

          (c)  any Availability Reserves in effect,

        in each case as of such date.

        Borrowing Base Certificate means a certificate substantially in the form of Exhibit B.

        Business Day means (a) for the Base Rate Loans, any day other than a Saturday, Sunday, or such other day as banks are authorized or required to close under the laws of the State of New York, and (b) for all LIBO Rate Loans, any such day as described in (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market.

        Camrose Parties means Camrose Pipe Corporation, a Delaware corporation, Canadian National Steel Company, an Alberta, Canada corporation, and Camrose Pipe Company, a Canadian general partnership.

        Capex Carry Over Amount—See Section 10.6(e).

        Capital Expenditures means, with respect to OSM and its Subsidiaries (excluding the Camrose Parties, Feralloy and LSI) on a consolidated basis, all expenditures (whether paid in cash, in kind or accrued as liabilities) and Capital Lease obligations incurred during such period that are required by GAAP to be included or reflected in the property, plant, equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on a balance sheet.

        Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

        Capital Lease Obligations means, with respect to any Person, all obligations of such Person with respect to Capital Leases.

        Cash Equivalent Investment means, at any time:

          (a)  any obligation, maturing not more than one year after such time, issued or guaranteed by the United States Government;

          (b)  municipal notes or note funds rated at the time of purchase, SP-1/A-1 or SP-A-2 by Standard & Poor's Ratings Group or VM1G1 or VM1G2 by Moody's Investors Service, Inc.;

  municipal bonds or bond funds rated at the time of purchase, AAA or AA by Standard & Poor's Ratings Group or Aaa or Aa by Moody's Investors Service, Inc.; or money market preferred stock rated at the time of purchase, AAA or AA by Standard & Poor's Ratings Group or aaa or aa by Moody's Investors Service, Inc.;

          (c)  commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-2 by Standard & Poor's Ratings Group or at least P-2 Moody's Investors Service, Inc., or (ii) any Lender (or its holding company); or

          (d)  any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any Lender.

        CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

        CF&I Acquisition Debt means that long term Debt arising under the Asset Purchase Agreement dated March 3, 2003 relating to the purchase of the assets of CF&I Steel Corporation and its subsidiary by CF&I Steel, L.P.

        Change in Control means (a)(i) OSM ceases to directly own and control at least the same ownership percentage of each other Borrower as owned and controlled by OSM as of the Closing Date, or (ii) New CF&I ceases to directly own and control at least the same ownership percentage of RMSM and CWR as owned and controlled by New CF&I on the Closing Date, in each case as set forth in Item 9.8 of the Disclosure Schedule, (b) the acquisition by any Person (other than the ESOP), or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of OSM, (c) the occurrence of any event or condition that would require OSM to repurchase or redeem (or to make an offer to repurchase or redeem) any 2002 Bonds as a result of any "change in control," "change of control" or similar circumstance under the 2002 Bond Indenture or (d) the accounts of OSM are at any time consolidated with those of any Person (other than OSM and OSM's Subsidiaries) in such Person's consolidated financial statements.

        Chattel Paper shall have the meaning assigned to the term "chattel paper" in the UCC in effect in the State of New York as amended from time to time.

        Closing Date—see Section 11.1.

        Code means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

        Collateral means, collectively, (i) all property wherever located and whether now existing or hereafter acquired, in which any Credit Party now has or may hereafter acquire any interest and in which a Lien is granted to the Agent for the benefit of the Lenders (including, without limitation, the "Collateral" as defined in the Security Agreement), and (ii) all other property and interests in property, now owned or leased or hereafter acquired, pledged or assigned as collateral security for payment of any of the Obligations.

        Collateral Access Agreement means, with respect to such Persons other than the 2002 Trustee, an agreement in form and substance satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor, or other bailee of Inventory owned by any Borrower acknowledges the Liens of the Agent and waives or, if agreed to in writing by the Agent, subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor (unless otherwise agreed to in writing by the Agent), permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

        Commitment means, as to any Lender, the amount specified opposite such Lender's name on the signature page to this Agreement, as adjusted by subsequent assignments pursuant to Section 14.7.1.

        Consolidated EBITDA shall mean for OSM and its Subsidiaries on a consolidated basis, with respect to any period, net income after taxes for such period plus, to the extent deducted in determining such net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation, (d) amortization, including non-cash goodwill impairment charge, for such period, and (e) plus or minus (without duplication) any other non cash charges or gains which have been subtracted or added in calculating net income after taxes for such period (including without limitation the non cash portion of OSM's contribution to the ESOP during such period all as determined in accordance with GAAP).

        Consolidated Fixed Charges means for any period, the sum (without duplication) of (a) Consolidated Interest Expense of OSM and its Subsidiaries for such period, (b) provision for cash income taxes made by OSM or any of its Subsidiaries on a consolidated basis in respect of such period and (c) scheduled payments made during such period on account of principal of Debt of OSM or any of its Subsidiaries (provided that any CF&I Acquisition Debt otherwise required to be included pursuant to this clause (c) may be excluded if and only if OSM's consolidated balance sheet as of the last day of such fiscal quarter reflects cash of not less than $9,500,000).

        Consolidated Interest Expense means of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Debt of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers' acceptance financing).

        Consolidated Tangible Net Worth means the amount, computed in accordance with GAAP, equal to the excess of OSM's Consolidated Total Assets minus intangibles as defined and computed in accordance with GAAP less its Consolidated Total Liabilities.

        Consolidated Total Assets means the amount, computed in accordance with GAAP, of the total assets of OSM and its consolidated Subsidiaries, excluding all (i) prepaid expenses in an aggregate amount exceeding $5,000,000, (ii) amounts owing from Affiliates, (iii) transactions with Affiliates not permitted in this Agreement and (iv) minority interests in Subsidiaries.

        Consolidated Total Liabilities means the amount, computed in accordance with GAAP, of the total liabilities (including all Debt) of OSM and its consolidated Subsidiaries, and all reserves and deferred credits.

        Controlled Group means all members of a controlled group of Persons and all members of a controlled group of trades or businesses under common control that, together with OSM, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        Credit Parties means, collectively, Borrowers and their respective Subsidiaries (excluding the Camrose Parties, LSI and Feralloy) that are parties to the Loan Documents.

        Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases that have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (e) net liabilities of such Person under all Hedging Obligations, (f) all Suretyship Liabilities of such Person, (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) all obligations of such Person, and contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person required to be treated as a liability in accordance with GAAP, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

        Disclosure Schedule means the Information Certificate dated the Closing Date delivered by OSM to the Agent on the Closing Date as a condition precedent to the obligation of the Lenders to make the initial Loans and the obligation of the Agent to arrange for any initial Letters of Credit.

        Disposal—see the definition of "Release".

        Dollar and the sign "$" mean lawful money of the United States of America.

        Early Termination Fee—see Section 5.3.

        Eligible Account means, subject to the following sentence, a bona fide outstanding Account of any of the Borrowers, as applicable, which arose in the ordinary course of business from the sale of goods or services, less all unearned finance charges, late fees, and other fees which are unearned, as to which the Agent for the benefit of Lenders has a first priority perfected security interest under the UCC, and (x) if for the sale of goods, as to which all goods have been shipped or delivered to an Account Debtor against a receipt therefor pursuant to a purchase order or otherwise on an absolute sale basis and as to which no rejections or returns have been made or offered, and (y) if for the sale of services, as to which all applicable services have been duly performed and acknowledged and accepted by the Account Debtor. Eligible Accounts shall not include any Account:

          (i)    which has remained unpaid for more than ninety (90) days after the original invoice date or more than sixty (60) days past the original due date;

          (ii)  owed by an Account Debtor which collectively has more than twenty-five percent (25%) of the aggregate amount of its Accounts unpaid for more than sixty (60) days past the original invoice date or more than thirty (30) days past the original due date;

          (iii)  where the aggregate amount of all Accounts owed by an Account Debtor, together with all Accounts owed by its Affiliates, exceeds ten percent (10%) of the aggregate amount of all Eligible Accounts at such time, but only to the extent of such excess (or as set forth as Item 1.1 of the Disclosure Schedule); provided, that the Agent, in its sole discretion, may deem an Account which otherwise satisfies the criteria for Eligible Accounts set forth hereunder to be an Eligible Account if the Agent approves of the terms of the underlying contract under which such Account is derived and/or the credit and/or bond rating of such Account Debtor;

          (iv)  as to which any representation, warranty or covenant contained in this Agreement and the other Loan Documents with respect to such Account has been breached;

          (v)  with respect to which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

          (vi)  which relates to a sale which is subject to any repurchase obligation or return right, such as a consignment sale, bill-and-hold sale, guaranteed sale, sale on approval or sale or return arrangement; provided, that the Agent, in its reasonable credit judgment, may deem an Account of the Borrowers which arises from a bill-and-hold sale in the ordinary course of business and which otherwise satisfies the criteria for Eligible Accounts set forth hereunder to be an Eligible Account if (v) such sale is unconditional and not subject to any repurchase obligation or return right, (w) the Account Debtor has inspected and approved the goods which are the subject of such sale and agreed in writing that title to such goods has passed to such Account Debtor, (x) such goods are not subject to any Lien of any creditor of any such Borrower, (y) such goods are segregated from such Borrower's Inventory and identified as goods of such Account Debtor, and (z) the aggregate net amount of Accounts arising from such sales and not paid in full within 30 days following the date of invoice which are included as Eligible Accounts shall not exceed $5,000,000;

          (vii) which is evidenced by a promissory note or other instrument or by chattel paper or is not payable in Dollars;

          (viii)as to which any Borrower has extended the time for payment without the consent of the Agent or which is for goods sold or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon any such Borrower's completion of any further performance under the contract or agreement or which is subject to the equitable lien of a surety bond issuer;

          (ix)  owed by an Account Debtor as to which an Insolvency Proceeding has commenced or, in the case of an individual, as to whom death or a judicial declaration of incompetency has occurred;

          (x)  owed by an Account Debtor which: (w) is an employee or Affiliate of any Borrower; (x) does not maintain its chief executive office in the United States or Canada (excluding the provinces of Quebec, Newfoundland, Nova Scotia, Prince Edwards Island, the Northwest Territories and the Territory of Nunavit); (y) is not organized under the laws of the United States, any state thereof, Canada or any province thereof (excluding the provinces of Quebec, Newfoundland, Nova Scotia, Prince Edwards Island, the Northwest Territories and the Territory of Nunavit); or (z) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance, on terms and conditions satisfactory to the Agent in its discretion;

          (xi)  as to which either the perfection, enforceability, or validity of the Agent's Lien in such Account, or the Agent's right or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

          (xii) is not a valid, legally enforceable and unconditional obligation of the Account Debtor or, unless waived by such Account Debtor in a manner satisfactory to the Agent, is subject to any setoff right (including without limitation any setoff right in respect of any Borrower's performance obligations under any contract with or purchase order from such Account Debtor), counterclaim, credit, allowance or adjustment by the Account Debtor (but only to the extent of the potential setoff, counterclaim, credit, allowance or adjustment), or to any claim by such Account Debtor denying liability thereunder in whole or in part;

          (xiii)which is owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the applicable Borrower to which such account is owed has assigned its right to payment of such Account to the Agent in full compliance with the Federal Assignment of Claims Act of 1940, as amended;

          (xiv) which is owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Agent determines that its Lien therein is not or cannot be perfected;

          (xv) which is owed by an Account Debtor located in a state which requires the applicable Borrower to which such account is owed in order to commence or maintain an action in the courts of that state, to either have qualified to do business and be in good standing in such state or file a notice of business activities report or similar report with such state's taxing authority, unless the applicable Borrower to which such account is owed has either complied with such requirement or is exempt from any such requirement;

          (xvi) which (i) arises out of a contract or order which fails in any material respect to comply with any requirement of applicable law or (ii) is not fully enforceable by the applicable Borrower to which such account is owed in the courts of the jurisdiction of the Account Debtor's residence or (iii) is subject to any Lien other than the Agent's Lien;

          (xvii)which arises out of an agreement or purchase order between any Borrower and an Account Debtor providing for multiple purchases of goods or services unless (w) all goods to be delivered and/or services to be performed under such agreement or purchase order have been accepted by such Account Debtor, (x) the Agent has reviewed and approved of such agreement or purchase order or (y) such Account Debtor has waived all offset rights in respect of such Account in a manner satisfactory to the Agent in its sole discretion; or

          (xviii)which is a contra account, poor credit, chargeback, debit entry/memo, cooperative advertising, or other account otherwise unacceptable to the Agent, in its reasonable credit judgment, as collateral for lending purposes.

        Eligible Inventory means, at the time of determination, Inventory owned by any Borrower, as applicable, that is located at any premises listed in Item 9.24 of the Disclosure Schedule in which the Agent has a first priority perfected security interest under the UCC which meets all of the following criteria:

          (i)    consists of Raw Materials, Semi-Finished Goods or Finished Goods in good condition, free from defects and not, in the Agent's reasonable credit judgment, obsolete, slow moving or unmerchantable;

          (ii)  meets all applicable standards (if any) imposed by any governmental or other regulatory authority over such Inventory;

          (iii)  is salable in the ordinary course of such Borrower's business and, in the case of Finished Goods, is being held for sale;

          (iv)  is situated at locations, if not owned by such Borrower, with respect to which the Agent has received a Collateral Access Agreement;

          (v)  does not fail in any material respect to comply with any requirement of applicable law and is not otherwise subject to any assignment, bailment, consignment (unless consented to in writing by the Agent in its sole discretion), claim, Lien charge, encumbrance, third party dispute, offset or counterclaim;

          (vi)  as to which all applicable representations, warranties or covenants of such Borrower as to such Inventory are true and correct or have been performed and complied with;

          (vii) the completion of manufacture or sale of which does not require the consent of, or royalty payments to, any third party; and

          (viii)is otherwise acceptable to the Agent, in its reasonable credit judgment, as collateral for lending purposes.

        Eligible Inventory shall not include (i) any Inventory that is located outside the United States, (ii) any Inventory that consists of work-in-process (other than Semi Finished Goods), packaging, machinery parts or stores Inventory, or (iii) reject Inventory. Other items of Inventory which do not constitute collateral acceptable to the Agent, in its reasonable credit judgment, as collateral for lending purposes shall also be excluded from Eligible Inventory. Eligible Inventory may, at the Agent's sole discretion, include consigned Inventory and excess prime Inventory. For purposes of this Agreement, Eligible Inventory shall be valued in accordance with GAAP at the lower of cost, calculated on an average cost basis, or market, adjusted on a monthly basis.

        Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        Environmental Expenditure Carry Over Amount—See Section 12.1.17.

        Environmental Expenditures means, with respect to OSM and its Subsidiaries (excluding the Camrose Parties, Feralloy and LSI) on a consolidated basis, all expenditures in excess of approved Capital Expenditures (whether paid in cash, in kind or accrued as liabilities) incurred during such period in connection with any Environmental Matters or Environmental Claims.

        Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters. Environmental Laws shall include, without limitation, the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Federal Water Pollution Control Act, Federal Insecticide, Fungicide and Rodenticide Act, Hazardous Materials Transportation Act, Occupational Safety and Health Act, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, and all analogous or related federal, state or local laws, each as amended.

        Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations promulgated thereunder.

        ESOP means the employee stock ownership plan for the employees of OSM and certain of its Subsidiaries as in effect on the Closing Date and as amended from time to time to the extent permitted under this Agreement.

        Event of Default means any of the events described in Section 12.1.

        Feralloy means Oregon Feralloy Partners, an Oregon general partnership.

        Finished Goods means the portion of the Borrowers' Inventory consisting of plate, specialty plate, seamless tube, welded tube, steel rod and rebar and steel coil and rail, in each case that are held for sale in the ordinary course of such Borrower's business, which portion, for purposes of calculating Eligible Inventory, shall not exceed 65% of the Borrowers' Inventory.

        Fiscal Quarter means a fiscal quarter of a Fiscal Year.

        Fiscal Year means the fiscal year of OSM which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2000") refer to the Fiscal Year ending on December 31 of such calendar year.

        Fixed Charge Coverage Ratio means with respect to any period, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period.

        GAAP means generally accepted accounting principles and practices as in effect from time to time in the United States, consistently applied during each interval and from interval to interval.

        Governing Documents means, with respect to any Person, the certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, or any other organizational documents of such Person.

        Guarantors means Oregon Steel Mills Processing, Inc., OSM Glassification, Inc., OSM Distribution, Inc. and Oregon Steel de Guyana, Inc.

        Hazardous Substance(s) means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, asbestos containing materials containing greater than 1% of asbestos by weight, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

        Hedging Obligations means, with respect to any Person, all liabilities of such Person under interest rate, currency and commodity swap agreements, cap agreements and collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

        Highest Lawful Rate means, with respect to any indebtedness owed to any Lender hereunder or under any Note, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received by such Lender with respect to such indebtedness under applicable law.

        Impermissible Qualification means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Borrower, any qualification or exception to such opinion or certificate

          (a)  which is of a "going concern" or similar nature;

          (b)  which relates to the limited scope of examination of matters relevant to such financial statement; or

          (c)  which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause any of the Borrowers to be in default of any of their obligations under Section 10.6.

        Indemnified Liabilities—see Section 14.11.

        Insolvency Proceeding means, with respect to the Person in question, the commencement or filing by or against it of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other similar relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment for the benefit of creditors; the appointment of a receiver, trustee or custodian for it or for any of its assets; the institution by or against it of any of the foregoing or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of its affairs; the sale, assignment, or transfer of all or any material part of its assets; the nonpayment generally of its debts as they become due; or the cessation of its business as a going concern.

        Instruments shall have the meaning assigned to the term "instruments" in the UCC in effect in the State of New York as amended from time to time.

        Intercreditor Agreement means that certain Intercreditor Agreement to be dated as of July 15, 2002 among the Agent, the 2002 Trustee and certain Credit Parties, as amended from time to time.

        Interest Period means, as to any LIBO Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBO Rate Loan and ending on the date one, two or three months thereafter as selected by the Borrowers pursuant to Section 2.2.2; provided that:

  (i)
  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

  (ii)
  any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

  (iii)
  the Borrowers may not select any Interest Period that would extend beyond the end of the Term.

        Inventory has the meaning set forth in the Security Agreement.

        Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

        Issuer means a bank, other financial institution or other legally authorized Person selected by or acceptable to the Agent and reasonably acceptable to the Borrowers to issue Letters of Credit for Borrowers' account under an agreement between such Person and the Agent whereby the Agent incurs a reimbursement obligation to such Person with respect to such Letters of Credit.

        L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuer at the time of such request for the type of letter of credit requested.

        Lender Party—see Section 14.11.

        Lenders—see the Preamble.

        Letter of Credit means a standby or documentary sight letter of credit issued by the Issuer in each case containing such terms and conditions as are permitted by the Agent and are reasonably satisfactory to the Agent and the Issuer, including, without limitation, the condition that: (i) such letter of credit may be presented, drawn or transferred by the beneficiary only by the presentment of sight drafts and required accompanying documents through a bank acceptable to the Agent; (ii) such letter of credit shall not be payable unless and until the draft and all required accompanying documents are received in good order at an office of the bank to whom it is presented in the United States; (iii) any deviation from the terms of such letter of credit have been approved by the Agent; (iv) the form of such letter of credit has been approved by the Agent prior to its issuance; and (v) the maturity date of the Letter Credit occurs at least forty-five (45) days prior to the end of the Original Term. "Letters of Credit" may include documentary sight letters of credit with a discount for a 90-120 day interest component.

        Letter of Credit Reserve means, as of any date of determination, an amount equal to the Stated Amount of all Letters of Credit.

        LIBO Rate Loan means any Loan or portion thereof that bears interest at a rate determined by reference to the Adjusted LIBO Rate.

        LIBO Rate means with respect to the Interest Period for a LIBO Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market on or about 9:00 a.m. (Atlanta time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the LIBO Rate Loans requested by Borrowers and available to the Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrowers.

        Lien means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

        Loan Documents means this Agreement, the Notes, the Intercreditor Agreement and all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, fee letters and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Credit Party or any other Person and delivered to the Agent, Lender or to any parent, affiliate or subsidiary of the Agent or any Lender in connection with the Obligations or the transactions contemplated hereby.

        Loan or Loans means Revolving Loans.

        LSI means LSI Plate, a California general partnership.

        Margin Stock means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

        Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects (financial or otherwise) of OSM individually, the other Borrowers taken as a whole, or of the Credit Parties taken as a whole, (b) a material impairment on the ability of OSM individually or the other Borrowers taken as a whole to perform its obligations under any Loan Document, (c) a material adverse effect upon any material portion of the Collateral or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or the 2002 Trustee of any Loan Document.

        Maximum Amount shall mean, at any particular time, an amount equal to the Commitments of all Lenders.

        Multiemployer Pension Plan means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or any member of the Controlled Group may have any liability.

        Net Income means, with respect to any fiscal period of OSM, the net income of OSM and its consolidated Subsidiaries with respect to such fiscal period, as determined in accordance with GAAP.

        Non-Funding Lender—see Section 2.6.

        Note or Notes means a Revolving Note and/or the Swing Loan Note, as the context requires.

        Obligations means and includes the aggregate of all Loans and all accrued interest thereon, the Stated Amount of all Letters of Credit, and all other loans, indebtedness, debts, liabilities, obligations, interest, fees, premiums, guarantees, covenants and duties owing by any Borrower to the Agent or any Lender, of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, in each case arising under or in connection with the Loan Documents. "Obligations" includes: (i) any debt, liability or obligation owing from any Borrower to others which the Agent or any Lender may obtain by assignment or otherwise; (ii) all interest, fees, charges or other costs and payments that any Borrower is required to pay to the Agent or any Lender under or as a result of the Loan Documents or by law; (iii) all fees, costs and expenses described in Section 14.5 or otherwise required to be paid by any Borrower to the Agent or any Lender pursuant to any Loan Document.

        Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Credit Party, as lessee, other than any Capital Lease.

        Orderly Liquidation Value means the net value, as determined by an independent appraiser acceptable to the Agent, of Borrowers' Inventory if such Inventory were liquidated in an orderly fashion.

        Original Term—see Section 14.16.

        Participant—see Section 14.7.2.

        Payment Account—see Section 10.14(a).

        PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Borrowers or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        Percentage means, as to each Lender at any time, the percentage obtained by dividing (i) the amount of the Commitments of such Lender in effect at such time (or, if the Commitments have been terminated, the sum of the outstanding principal amount of the Loans owed to such Lender at such time plus such Lender's ratable share of the Stated Amount of Letters of Credit existing at such time (after giving effect to Section 7.7)) by (ii) the aggregate amount of the Commitments in effect at such time (or, if the Commitments have been terminated, the amount of all outstanding Loans and the Stated Amount of all Letters of Credit immediately prior to such termination after giving effect to Section 7.7).

        Permitted Intercompany Loans means (i) unsecured intercompany loans between the Borrowers, (ii) existing unsecured intercompany loans from OSM to the other Credit Parties outstanding as of the Closing Date and (iii) unsecured intercompany loans from any of OSM's Subsidiaries to OSM to the extent such loans are subordinated to the Obligations on terms satisfactory to the Required Lenders. All Permitted Intercompany Loans made by any Borrower shall be evidenced by promissory notes pledged to the Agent pursuant to the Loan Documents. All Permitted Intercompany Loans outstanding as of the Closing Date are set forth in Item 1.1 of the Disclosure Schedule.

        Permitted Liens means (i) Liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith and by appropriate proceedings diligently pursued, provided that the reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (ii) deposits or pledges of money to secure the payment of workmen's compensation, unemployment insurance, old age pensions or other social security benefits or obligations; (iii) deposits or pledges of money to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges of money for purposes of a like general nature made or given in the ordinary course of business and not in connection with the borrowing of money; (iv) Liens in favor of the Agent under the Loan Documents; (v) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves, as required by GAAP, shall have been made therefor; (vi) judgment Liens securing judgments not constituting Events of Default under Section 12.1.8 and with respect to which execution has been stayed; (vii) such utility, access and other easements, rights of way, restrictions, exceptions, minor defects or irregularities in or clouds on title or encumbrances not arising out of the borrowing of money or the securing of advances or credit, and which will not interfere with or impair in any respect the utility, operation or value of any properties of any Credit Party; (viii) Liens described in detail in Item 10.8 of the Disclosure Schedule; (ix) Liens granted to the 1996 Trustee under the 1996 Bond Indenture (but only until the closing of the 2002 Bond offering) and to the 2002 Trustee under the 2002 Bond Indenture against property of any Borrower to secure the 1996 Bonds and the 2002 Bonds, respectively; provided that such Liens do not attach to or otherwise encumber any Collateral (except for shared collateral under the 1996 Bonds); and (x) Liens on fixed assets subject to the limitations set forth in clause (v)(B) of Section 10.7(a); provided that any such Lien attaches to such property within ten (10) days of the acquisition thereof and such Lien attaches solely to the property so acquired.

        Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

        Quarterly Board Report shall mean the quarterly operating, marketing and financial reports submitted to OSM's board of directors.

        Raw Materials means the portion of a Borrower's Inventory consisting of high grade scrap metal and alternative metallics used in the melt process.

        RCRA means the Resource Conservation and Recovery Act, as amended.

        Reference Bank shall mean the Agent's Treasury Department, or such other bank as the Agent may from time to time designate.

        Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that if either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" that is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

        Renewal Term—see Section 14.16.

        Replacement Lender—see Section 8.7.

        Required Lenders means Lenders having Percentages aggregating more than 50%.

        Revolving Loans—see Section 2.1.1.

        Revolving Note—see Section 3.1.

        Security Agreement means the Security Agreement dated as of the date hereof among the Borrowers and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

        Semi-Finished Goods means the portion of a Borrower's Inventory consisting of semi-finished billets, blooms, and slabs, which are, in the Agent's judgment, saleable in their current state or used to produce Finished Goods.

        Senior Debt means, with respect to any Person, all Debt of such Person that is not Subordinated Debt.

        Senior Debt Ratio means, as of any day, the ratio of (a) all Senior Debt of the Borrowers outstanding on such day (including, without limitation, all Debt in respect of the 2002 Bonds and the Loans and the aggregate Letter of Credit Reserve), minus cash on hand of the Borrowers to (b) EBITDA for the 12-month period most recently ended.

        Settlement Date—see Section 7.7.

        Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

        Subordinated Debt means, with respect to any Person, Debt of such Person that is subordinated to the Obligations on terms and conditions satisfactory to the Agent and Required Lenders.

        Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests having at least 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

        Substitute Lender—see Section 2.7.

        Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

        Swing Loan—see Section 2.1.3(a).

        Swing Loan Available Credit means $5,000,000.

        Swing Loan Lender means Textron or any other Lender hereafter appointed by the Agent as Swing Loan Lender in replacement thereof.

        Swing Loan Note—see Section 3.1.

        Swing Loan Settlement Date—see Section 2.1.3(c).

        Term—see Section 14.16.

        Termination Date means the earlier to occur of (a) the end of the Term and (b) such other date on which the Commitments shall terminate pursuant to Section 12 or otherwise.

        UCC means the Uniform Commercial Code (or any successor statute) of the State of New York.

        Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

        Welfare Plan means a "welfare plan", as such term is defined in Section 3(1) of ERISA, to which any Credit Party may have any liability.

        1996 Bonds means those certain 11% first mortgage notes of OSM due 2003 issued under the 1996 Bond Indenture (including securities entitlements to the 1996 Bonds).

        1996 Bond Indenture means, collectively, (i) that certain Indenture dated as of June 1996 among OSM, certain Credit Parties named therein, and the 1996 Trustee and (ii) all "Security Documents" (as such term is defined therein).

        1996 Trustee means JPMorgan Chase Bank (fka Chemical Bank), as trustee under the 1996 Bond Indenture, and its successors.

        2000 Credit Facility means, collectively, (i) the Credit Agreement dated as of December 1, 2000 (as amended or otherwise modified from time to time) among OSM, PPM Finance, Inc. and the lenders named therein, and (ii) all other "Loan Documents" (as such term is defined therein).

        2002 Bonds means those certain first mortgage notes of the Borrowers due 2009 issued under the 2002 Bond Indenture (including securities entitlements to the 2002 Bonds).

        2002 Bond Indenture means, collectively, (i) that certain Indenture to be dated as of July 15, 2002 among OSM, certain Credit Parties named therein, and the 2002 Trustee and (ii) all "Security Documents" (as such term is defined therein).

        2002 Trustee means U.S. Bank National Association, as trustee under the 2002 Bond Indenture, and its successors.

        1.2    Other Interpretive Provisions.

          (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)  Section, Disclosure Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c)  (i) The term "including" is not limiting and means "including without limitation."

            (ii)  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d)  Unless otherwise expressly provided herein, (i) references to Loan Documents or other agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

          (e)  Any accounting terms used in this Agreement which are not specifically defined in this Agreement have the meanings customarily given them in accordance with GAAP.

          (f)    All other terms contained in this Agreement (and which are not otherwise specifically defined in the Agreement) have the meanings provided by the UCC to the extent the same are used or defined in the UCC.

          (g)  All calculations of Dollar amounts pursuant to this Agreement shall be rounded to the nearest cent.

        SECTION 2. COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

        2.1    Commitments.    On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to participate in the reimbursement obligation with respect to the issuance of Letters of Credit for the account of, the Borrowers as follows:

          2.1.1    Loan Commitment.    Each Lender agrees to make available from time to time until the Termination Date its Percentage of revolving loans (each, a "Revolving Loan" and collectively, the "Revolving Loans") as the Borrowing Agent shall request under Section 2.2, the aggregate outstanding amount of which shall not at any time exceed such Lender's Commitment. The aggregate amount of Revolving Loans outstanding shall not exceed at any time the lesser of (i) the Maximum Amount minus the sum of the Letter of Credit Reserve and the aggregate amount of Swing Loans outstanding and (ii) the Borrowing Base minus the sum of the Letter of Credit Reserve and the aggregate amount of Swing Loans outstanding.

          2.1.2    L/C Commitment.

          Agent will arrange for, and will cause, the issuance of Letters of Credit by the Issuer, as are permitted by this Agreement and are reasonably satisfactory to the Agent and the Issuer, at the request of the Borrowing Agent and for the account of the Borrowers from time to time and as more fully set forth in Section 2.3.2, each Lender shall be deemed to have purchased a ratable (in accordance with its Percentage) participation in the Stated Amount of each such Letter of Credit. The aggregate Stated Amount of all Letters of Credit shall not at any time exceed the lesser of (i) $15,000,000 and (ii) the Maximum Amount minus the aggregate outstanding amount of all Loans at such time.

          2.1.3    Swing Loans.

            (a)  The Swing Loan Lender, in its sole discretion, on the terms and subject to the conditions contained in this Agreement, may make advances (each a "Swing Loan") to the Borrowers from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) the Swing Loan Available Credit and (ii) the lesser of (A) the Maximum Amount minus the sum of the Letter of Credit Reserve and the aggregate amount of Revolving Loans outstanding and (B) the Borrowing Base minus the sum of the Letter of Credit Reserve and the aggregate amount of Revolving Loans outstanding. The Swing Loan Lender shall be entitled to rely on the most recent Borrowing Base Certificate delivered to the Agent. Within the limits set forth above, Swing Loans repaid may be reborrowed under this Section 2.1.3. All Swing Loans shall be made as Base Rate Loans.

            (b)  Each Swing Loan shall be made upon such notice as the Swing Loan Lender and the Borrowing Agent shall agree. Upon fulfillment of the applicable conditions set forth in Section 11, the Swing Loan Lender will make each Swing Loan available to the Borrowers.

            (c)  The Agent shall notify each Lender, at such dates as the Agent shall determine in its sole discretion, of the amount of the Swing Loans outstanding as of 1:00 P.M., Atlanta time as of such date (each such date of notification being referred to herein as the "Swing Line

    Settlement Date") and each Lender's Percentage thereof. Notwithstanding whether the applicable conditions set forth in Section 11 are presently met or were met at the time of the Swing Loan, each Lender shall before 2:00 P.M., Atlanta time, on the Swing Line Settlement Date make available to the Agent, in immediately available funds, the amount of its Percentage of the principal amount of all such Swing Loans. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrower in the amount of such payment. The Agent shall use such funds to repay the Swing Loan to the Swing Loan Lender. The Agent's books and records shall be conclusive and binding, absent manifest error, for all purposes of determining the Swing Loans outstanding at any time.

        2.2    Loan Procedures.

          2.2.1    Borrowing Procedures.    Other than as contemplated under Section 2.1.3 as to Swing Loans, the Borrowing Agent shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 P.M., Atlanta time, on the Business Day of such borrowing, and (b) in the case of a LIBO Rate borrowing, 12:00 P.M., Atlanta time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, shall specify the date, amount and type of borrowing and, in the case of a LIBO Rate borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Lender thereof. Not later than 1:00 P.M., Atlanta time, on the date of a proposed borrowing, each Lender shall provide the Agent at the office specified by the Agent with immediately available funds covering such Lender's Percentage of such borrowing and, so long as the Agent believes in good faith that the conditions precedent set forth in Section 11 with respect to such borrowing have been satisfied, the Agent shall fund the borrowing request by paying over the funds so received by the Agent to the Borrowing Agent on the applicable borrowing date. Base Rate Loans and LIBO Rate Loans may be outstanding at the same time, provided that (i) not more than eight LIBO Rate Loans shall be outstanding at any one time, and (ii) the aggregate principal amount of each LIBO Rate Loan shall at all times be at least $5,000,000 and an integral multiple of $1,000,000 each thereafter.

          2.2.2    Conversion and Continuation Procedures.

            (a)  Subject to the notice and request procedures of Section 2.2.1, the Borrowing Agent may, from time to time, upon irrevocable written notice to the Agent in accordance with clause (b) below:

              (i)    elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000) into Loans of the other type; or

              (ii)  elect, as of the last day of the applicable Interest Period, to continue any LIBO Rate Loan having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period.

            (b)  The Borrowing Agent shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into a Base Rate Loan, 12:00 P.M., Atlanta time, at least three Business Days prior to the proposed date of such conversion and (ii) in the case of conversion into or continuation of a LIBO Rate Loan, 12:00 P.M., Atlanta time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

              (i)    the proposed date of conversion or continuation;

              (ii)  the aggregate amount of the Loan to be converted or continued;

              (iii)  the type of Loan resulting from the proposed conversion or continuation; and

              (iv)  in the case of conversion into, or continuation of, LIBO Rate Loans, the duration of the requested Interest Period therefor.

            (c)  If upon the expiration of any Interest Period applicable to a LIBO Rate Loan, the Borrowing Agent has failed to select timely a new Interest Period to be applicable to such LIBO Rate Loan, the Borrowing Agent shall be deemed to have elected to convert such LIBO Rate Loan into a Base Rate Loan effective on the last day of such Interest Period.

            (d)  The Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.2 or, if no timely notice is provided by the Borrowing Agent, of the details of any automatic conversion.

            (e)  Any conversion of a LIBO Rate Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

        2.3    Letter of Credit Procedures.

          2.3.1    L/C Applications.    The Borrowing Agent shall give notice to the Agent of the proposed issuance of each Letter of Credit on a Business Day that is at least three Business Days (or such lesser number of days as the Agent shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Borrowing Agent and in all respects satisfactory to the Agent, together with such other documentation as the Agent may request in support thereof, it being understood that each L/C Application shall specify, among other things, the Letter of Credit amount (there being no minimum or integral amounts for Letters of Credit and such amount not being deemed to violate Section 2.2.1), the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (i) one year after the date of issuance thereof and (ii) forty-five (45) days prior to the end of the scheduled Term) and whether such Letter of Credit is to be transferable in whole or in part. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

          2.3.2    Participation in Letters of Credit.    Concurrently with the issuance of each Letter of Credit, the Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Percentage, in the Agent's reimbursement obligation to the Issuer for such Letter of Credit. The Agent hereby agrees, upon request of any Lender, to deliver to such Lender a list of all outstanding Letters of Credit arranged by the Agent, together with such information related thereto as such Lender may reasonably request.

          2.3.3    Reimbursement Obligations.    The Borrowers hereby unconditionally and irrevocably agree to reimburse the Agent for each payment made by the Agent with respect to the reimbursement obligations to the Issuer for payments and disbursements of the Issuer under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. In the event that the Borrowers do not provide the Agent with immediately available funds (either by amounts received by the Agent from or on account of the Borrowers for distribution to the Agent or the other Lenders under this Agreement or otherwise) sufficient to reimburse the Agent as described above by 12:00 P.M., Atlanta time, on the date such obligation arises, the Swing Loan Lender will be deemed to have automatically made a Swing Loan in the amount of such reimbursement obligation, with any excess deemed to automatically constitute a Revolving Loan to the Borrowers, notwithstanding any failure to satisfy the conditions precedent set forth in Section 11.2. The Agent shall notify the Borrowing Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, however, that the failure of the Agent to so notify the Borrowing Agent shall not affect the rights of the Agent or the Lenders in any manner whatsoever.

          2.3.4    Limitation on Obligations of the Agent.    Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Agent any liability to the Borrowers or any Lender and shall not reduce or impair the Borrowers' reimbursement obligations set forth in Section 2.3.3 or otherwise or the obligations of the Lenders pursuant to Section 2.3.5 or otherwise.

          2.3.5    Funding by Lenders to the Agent.    Promptly upon receipt of notice from the Issuer that payment will be made upon a Letter of Credit, the Agent shall advise each Lender thereof. Not later than 1:00 P.M., Atlanta time, on the date of such proposed payment, each Lender shall be obligated to pay to the Agent, in full or partial payment of the purchase price of its participation in such reimbursement obligation, its pro rata share (according to its Percentage) of such payment (but no such payment shall diminish the obligations of the Borrowers under Section 2.3.3), and the Agent shall promptly notify each other Lender thereof. Each Lender irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds the amount of such Lender's Percentage of such payment.

          2.3.6    Return of Letters of Credit; Supporting Letters of Credit.    If any Letter of Credit, whether or not then due and payable, shall for any reason be outstanding on the Termination Date or any other date upon which the Commitments are terminated, or if otherwise requested by the Agent at any time that an Event of Default has occurred and is continuing, the Borrowing Agent shall either (i) cause all such Letters of Credit to be canceled and returned or (ii) deliver a standby letter (or letters) of credit in guarantee of such Letter of Credit, which standby letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 105% of the Stated Amount of, the Letters of Credit to which it relates and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to the Agent in its sole discretion, which standby letter (or letters) of credit shall be held by the Agent as security for, and to provide for the payment of, such outstanding Letters of Credit and the Agent's and Lenders' reimbursement obligations in respect thereof.

        2.4    Commitments Several.    The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender; provided, that the Agent may, in its sole discretion, offer to the other Lenders an opportunity to fund a Non-Funding Lender's portion of any Loan not made by such Non-Funding Lender and any such Lenders who elect to so fund such Non-Funding Lender's portion will have the rights set forth in Section 2.7.

        2.5    Certain Conditions.    Notwithstanding any provision of this Agreement other than Section 2.1.3(c) and Section 2.3.3, if an Event of Default or Unmatured Event of Default exists, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBO Rate Loan, and the Agent shall not have any obligation to arrange for the issuance of any Letter of Credit.

        2.6    Availability of Lender's Percentage.    The Agent may assume that each Lender will make its Percentage of each Loan available to the Agent on each funding date. If such Percentage is not, in fact, paid to the Agent by such Lender when due, the Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. The failure of any

Lender to make any Loan or to purchase any participation in any Letter of Credit on the date specified therefor (such Lender, a "Non-Funding Lender") shall not relieve any other Lender of its obligations to make such Loans or purchase such participations on such date, but in accordance with Section 2.4 hereof, only those other Lenders (if any) who elect to fund such Non-Funding Lender's obligations under Section 2.4 and no other Lender nor the Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan or purchase a participation by any Non-Funding Lender.

        2.7    Non-Funding Lenders.

          (a)  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Required Lenders") under this Agreement for any voting or consent rights under or with respect to any Loan Document; provided, however, that if any Lender making the election under Section 2.4 advances funds to the Borrowing Agent on behalf of any Non-Funding Lender in accordance with Section 2.4, such Lenders shall be permitted to exercise the voting or consent rights of the Non-Funding Lender under the Agreement ratably in accordance with the amount of such funds provided by such Lenders. If any Lender is a Non-Funding Lender and any Lender making the election under Section 2.4 advances funds to the Borrowers on behalf of a Non-Funding Lender, then such Non-Funding Lender shall owe such Lenders the amount of such advance plus interest accrued on such advance at the Base Rate plus 2.00% (a "Defaulted Advance Amount") ratably in accordance with the amount of such funds provided by such Lenders. So long as a Non-Funding Lender owes a Defaulted Advance Amount, if the Agent receives a payment or proceeds to be paid to such Non-Funding Lender under this Agreement but for this Section 2.7, then the Agent shall make such payment to any Lender making the election under Section 2.4 in an amount not to exceed the Defaulted Advance Amount and any remaining amount shall otherwise be applied pursuant to Section 7.2. The rights and remedies under this Section 2.7 are in addition to other rights and remedies that the Lenders, the Agent or any other party may have against such Non-Funding Lender with respect to any Defaulted Advance Amount.

          (b)  The Agent may, at its option, notify any Non-Funding Lender of its intention to replace such Non-Funding Lender with a substitute Lender (a "Substitute Lender") for such Non-Funding Lender. If the Agent obtains a Substitute Lender within 120 days following notice of its intention to do so, the applicable Non-Funding Lender must sell and assign its Loans and participations in Letters of Credit to such Substitute Lender for an amount equal to the principal balance of all Loans and Letters of Credit held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of such sale.

        2.8    Borrowing Agent Provisions.

          (a)  Each Borrower hereby irrevocably designates the Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes the Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrowing Agent.

          (b)  The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Agent nor any Lender shall incur liability to any Borrower as a result thereof. To induce the Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies the Agent and each Lender and holds the Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Agent or any

  Lender on any request or instruction from the Borrowing Agent or any other action taken by the Agent or any Lender with respect to this Section 2.8, except due to willful misconduct or gross (not mere) negligence by the indemnified party.

          (c)  All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Agent or any Lender to any Borrower, failure of the Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of the Agent or any Lender to pursue or preserve its rights against any Borrower, the release by the Agent or any Lender of any Collateral now or hereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent or any Lender to the other Borrowers or any Collateral for such Borrower's Obligations or the lack thereof.

        2.9    Waiver of Subrogation.    Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

        SECTION 3. NOTES EVIDENCING LOANS.

        3.1    Notes.    The Revolving Loans of each Lender shall be evidenced by a promissory note (each, a "Revolving Note") substantially in the form set forth in Exhibit A-1, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender's Percentage of the Commitment. Each Revolving Note shall be payable in full on the Termination Date to the order of the applicable Lender in an amount equal to the aggregate unpaid principal amount of all of such Lender's Revolving Loans. The Swing Loans of Swing Loan Lender shall be evidenced by a promissory note (a "Swing Loan Note") substantially in the form set forth in Exhibit A-2, with appropriate insertions, payable to the order of Swing Loan Lender in a face principal amount equal to the Swing Loan Available Credit. The Swing Loan Note shall be payable in full on the Termination Date to the order of the Swing Loan Lender in an amount equal to the aggregate unpaid principal amount of all Swing Loans.

        3.2    Recordkeeping.    Each Lender shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each LIBO Rate Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

        SECTION 4. INTEREST.

        4.1    Interest Rates.    The Borrowers promise to pay interest on the unpaid principal amount of the Loans for the period commencing on the date of such Loans until such Loans are paid in full as follows:

          4.1.1    Loans.

            (a)  at all times while any Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate plus the Applicable Base Rate Margin in effect; and

            (b)  at all times while any Loan is a LIBO Rate Loan, at a rate per annum equal to the sum of the Adjusted LIBO Rate plus the Applicable LIBO Rate Margin applicable to each Interest Period for such Loan.

          4.1.2    Default Rate.    If an Event of Default occurs and continues for fifteen (15) days, the interest rate applicable to each Loan shall be the rate set forth in Section 4.1.1 plus 2%. Such rate shall apply to each Loan from the date the Event of Default occurred until such Event of Default is cured.

        4.2    Interest Payment Dates.    Accrued interest on each Base Rate Loan shall be payable monthly in arrears on the last Business Day of each month and at maturity. Accrued interest on each LIBO Rate Loan shall be payable on the last day of each Interest Period relating to such Loan and at maturity. After maturity and during the existence of an Event of Default, accrued interest on all Loans shall be payable on demand.

        4.3    Setting and Notice of LIBO Rates.    The applicable Adjusted LIBO Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Borrowing Agent and each Lender. Each determination of the applicable Adjusted LIBO Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Borrowing Agent or any Lender, deliver to the Borrowing Agent or such Lender a statement showing the computations used by the Agent in determining any applicable Adjusted LIBO Rate hereunder.

        4.4    Computation of Interest.    All computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

        SECTION 5. FEES.

        5.1    Unused Line Fee.    The Borrowers agree to pay to the Agent for the account of each Lender an unused line fee, for the period from the Closing Date to the Termination Date at a rate per annum of either (i) 0.50%, if the Applicable Base Rate Margin and Applicable LIBO Rate Margin is Level I or Level II or (ii) 0.25%, if the Applicable Base Rate Margin and Applicable LIBO Rate Margin is Level III or Level IV, of the difference between (a) the Maximum Amount and (b) the average for the period of the daily closing balances of the aggregate Loans and undrawn face amount of the Letters of Credit. In addition to the unused line fee described in the preceding sentence, in the event the average for any period of the daily closing balances of the aggregate Loans and Letter of Credit Reserve are less than 33% of the Maximum Amount, the Borrowers agree to pay to the Agent for the account of each Lender an additional fee at a rate per annum of 0.25% of the difference between (a) the Maximum Amount and (b) the average for such period of the daily closing balances of the aggregate Loans and undrawn face amount of the Letters of Credit. Such unused line fee shall be payable monthly in arrears on the first Business Day of each month following the month for which such fee is calculated and on the Termination Date for any period then ending for which such unused line fee shall not have theretofore been paid. The unused line fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

        5.2    Letter of Credit Fees.

          (a)  The Borrowers agree to pay to the Agent for the account of the Lenders a letter of credit fee for each Letter of Credit in an amount equal to the Applicable LIBO Rate Margin per annum on the daily outstanding balance of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days). Such letter of credit fee shall be payable in arrears on the last Business Day of each month and on the Termination Date for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

          (b)  In addition, with respect to each Letter of Credit, the Borrowers agree to pay to the Agent such fees and expenses as the Agent incurs or is responsible for in connection with the issuance, negotiation, processing and/or administration of such Letters of Credit.

        5.3    Early Termination Fee.    If for any reason this Agreement is terminated by Borrowers prior to the end of the Original Term of this Agreement or by Lenders on account of any Event of Default as provided in Section 12.2, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of lost profits of Lenders as a result thereof, the Borrowers agree to pay to the Agent for the account of the Lenders, upon the effective date of such termination, an Early Termination Fee in an amount equal to the following percentage of the Maximum Amount corresponding to the period in which the termination date occurs:

Percentage of Maximum Amount	Period
2%	From Closing to and including July 12, 2003
1%	After July 12, 2003 to and including July 12, 2004
0%	After July 12, 2004

        The Early Termination Fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination, and the Borrowers agree that it is reasonable under the circumstances currently existing. The Early Termination Fee shall be deemed included in the Obligations.

        5.4    Audit Fees.    With respect to any examination or audit of any Credit Party, the Borrowers agree to pay to the Agent audit fees of $850 per person per day (subject to any increases in the audit fee as the Agent may implement in its discretion) for field examiners plus reasonable travel, hotel and other out- of-pocket expenses.

        5.5    Additional Fees.    The Borrowers agree to pay to the Agent such additional fees as are set forth in the fee letter dated as of the Closing Date between the Agent and the Borrowers and such other fees as agreed upon by the Borrowers, the Agent and/or the Lenders from time to time.

        5.6    Fees Nonrefundable.    All fees paid pursuant to this Section 5 (including the fee letter referenced in Section 5.5) are fully earned and nonrefundable upon payment.

        SECTION 6. PREPAYMENTS.

        6.1    Voluntary Prepayments.    In addition to applications under Section 7.1, the Borrowers may from time to time prepay the Loans in whole or in part; provided that any such prepayment is applied pursuant to the priorities set forth in Section 7.2. The Borrowing Agent shall give the Agent (which shall promptly advise each Lender) notice thereof not later than 12:00 P.M., Atlanta time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

        6.2    Mandatory Prepayments.    If at any time and for any reason, (w) the sum of the aggregate amount of outstanding Loans plus the Letter of Credit Reserve exceeds the Maximum Amount minus $5,000,000, (x) the sum of the aggregate amount of outstanding Loans plus the Letter of Credit Reserve exceeds the Borrowing Base minus $15,000,000, or (z) any component of the Loans or Letters of Credit exceed such other limits designated under the lending formulas, eligibility criteria, or other limits set forth in this Agreement, the Borrowers shall immediately prepay the Loans or return and/or collateralize the outstanding Letters of Credit (in accordance with Section 2.3.6) or do a combination of the foregoing as the Agent shall designate in amounts sufficient to eliminate such excess.

        6.3    All Prepayments.    Any prepayment of a LIBO Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

        SECTION 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

        7.1    Making of Payments.    All payments under this Agreement (including collections received in the Payment Account) shall be made by the Borrowing Agent to the Agent in immediately available funds and in Dollars to the Payment Account (as provided in Section 10.14(a)) or such other place as the Agent may designate from time to time, not later than 12:00 P.M., Atlanta time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Agent shall remit to each Lender or other holder of a Note its share of all such payments received in collected funds by the Agent for the account of such Lender or holder as described in Section 7.7.

        The Agent shall be entitled to charge the Borrowers for one (1) Business Day "clearance' or "float' at the rate then applicable to Base Rate Loans on all collections received under Section 10.14 in the Payment Account. The parties agree that such charges shall be for the exclusive benefit of the Agent.

        7.2    Application of Payments.    So long as no Event of Default has occurred and is continuing, all amounts received by the Agent or the Lenders from or on account of the Borrowers for distribution to the Agent or the Lenders under this Agreement will be distributed and applied as described in Section 7.7 in the following order: first, to the Swing Loan Lender for all amounts owing under the Swing Loans; second, to any fees and reimbursable expenses of the Agent then due and payable pursuant to any of the Loan Documents; third, to the ratable payment of any fees and reimbursable expenses due and payable to the Lenders under any of the Loan Documents; fourth, to interest then due and payable on the Revolving Loans; fifth, to the principal balance of the Revolving Loans; and sixth, at the Agent's election, to any Letter of Credit of any Borrower to provide cash collateral therefor until all Letters of Credit have been fully cash collateralized. The Commitments shall not be permanently reduced by the amount of any such prepayments. Subject to the priorities set forth in this Section 7.2, application on account of principal due on the Loans will be made by the Agent (i) first to all Base Rate Loans and (ii) only when no Base Rate Loans are outstanding, to LIBO Rate Loans; provided, that prior to the expiration of the Interest Period applicable to such LIBO Rate Loans, the Agent shall (unless the Borrowing Agent requests otherwise and pays any resulting costs under Section 8.4 or unless the Agent waives payment of such costs) retain such balances as cash collateral for the applicable Borrowers' obligations and liabilities under this Agreement until applied to such LIBO Rate Loans at the expiration of such Interest Period (it being agreed that neither the Agent nor the Lenders will be obligated to the Borrowers for any interest accrued on such balances and that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such balances will be available to the Borrowers for use under this Agreement). Notwithstanding anything in this Agreement to the contrary, during the continuance of an Event of Default each of the Borrowers irrevocably waives the right to direct the application of any and all payments at any time or times after the Closing Date received by the Agent for the account of itself or the Lenders from the Borrowers or with respect to any of the Collateral and irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all such payments against the Obligations as the Agent may deem advisable.

        7.3    Due Date Extension.    If any payment of principal or interest with respect to any of the Notes or of unused line fees or Letter of Credit fees falls due on a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBO Rate Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

        7.4    Setoff.    Each Borrower agrees that the Agent and each Lender have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time any Event of Default exists (irrespective of any bankruptcy or insolvency of any Borrower), the Agent and each Lender may apply to the payment of any obligations of the Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of any Borrower then or thereafter with the Agent or such Lender.

        7.5    Proration of Payments.    If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.7) on account of principal of or interest on any Loan (or on account of its participation in the reimbursement obligation for any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Loans (or such participation) then held by them calculated in accordance with the priorities set forth in Section 7.2, such Lender shall purchase from the other Lenders such participations in the Loans (or sub- participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them, or, at the request of the Agent, deliver the excess payment for distribution to the Lenders in accordance with this Agreement; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

        7.6    Taxes.    All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (all nonexcluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowing Agent will:

          (a)  pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b)  promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

          (c)  pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrowing Agent will promptly pay such additional amounts (including any penalty, interest and expense) as is necessary so that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

        If the Borrowing Agent fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

        The obligations of the Borrowers under this Section 7.6 are subject to the limitation set out in Section 14.7.1.

        7.7    Settlement Among Lenders.    On the second Business Day of each calendar week or more frequently as determined by the Agent (each, a "Settlement Date"), the Agent will advise each Lender by telephone or telecopy of the amount of such Lender's Percentage of principal, interest and fees paid to the Agent for the benefit of the Lenders under this Agreement. Subject to Section 2.7, the Agent will pay to each Lender such Lender's Percentage of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender. Such payments will be made by wire transfer to such Lender's account (as set forth under such Lender's name on the signature page to this Agreement or as specified in the applicable Assignment Agreement) not later than 1:00 P.M., Atlanta time, on each Settlement Date.

        SECTION 8. INCREASED COSTS; SPECIAL PROVISIONS FOR LIBO RATE LOANS.

        8.1    Increased Costs.

          (a)  If, after the date hereof, the adoption of any applicable law, rule or regulation of the United States, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency of the United States charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

            (i)    shall subject any Lender to any tax, duty or other charge with respect to its LIBO Rate Loans, its Note or its obligation to make LIBO Rate Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its LIBO Rate Loans or any other amounts due under this Agreement in respect of its LIBO Rate Loans or its obligation to make LIBO Rate Loans (except for changes in the rate of tax on the overall net income of such Lender imposed by the jurisdiction in which such Lender's principal executive office is located);

            (ii)  shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or

            (iii)  shall impose on any Lender any other condition affecting its LIBO Rate Loans, its Note or its obligation to make LIBO Rate Loans;

  and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBO Rate Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender to the Agent and by the Agent to the Borrowers (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrowers shall pay to the Agent for the benefit of such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

          (b)  If any Lender shall determine that the adoption or phase-in of any applicable law, rule or regulation of the United States regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency of the United States charged with the interpretation or administration thereof, or compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender to the Agent and by the Agent to the Borrowers (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrowers shall pay to the Agent for the benefit of such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

        8.2    Basis for Determining Interest Rate Inadequate or Unfair.    If with respect to any Interest Period:

          (a)  deposits in Dollars (in the applicable amounts) are not being offered to the Reference Bank in the London interbank market for such Interest Period, or the Agent otherwise determines (which determination, if made in good faith, shall be binding and conclusive on the Borrowers) that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

          (b)  Lenders having an aggregate Percentage of 55% or more advise the Agent in writing that the Adjusted LIBO Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding such LIBO Rate Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBO Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement;

  then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert into LIBO Rate Loans and (ii) on the last day of the current Interest Period for each LIBO Rate Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

        8.3    Changes in Law Rendering LIBO Rate Loans Unlawful.    If any change in (including the adoption of any new) applicable law or regulation of the United States, or any change in the interpretation of applicable law or regulation of the United States by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBO Rate Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into LIBO Rate Loans (but shall make Base Rate Loans concurrently with the making of or conversion into LIBO Rate Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender's pro rata share of all LIBO Rate Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBO Rate Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBO Rate Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a

Lender which, but for the circumstances described in the foregoing sentence, would be a LIBO Rate Loan (an "Affected Loan") shall remain outstanding for the same period as the LIBO Rate Loans of which such Affected Loan would be a part absent such circumstances.

        8.4    Funding Losses.    The Borrowers hereby agree that upon demand by any Lender to the Agent and by the Agent to the Borrowing Agent (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), the Borrowers will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBO Rate Loan) as a result of (a) any payment, prepayment or conversion of any LIBO Rate Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of Borrowing Agent to borrow or convert any Loan on a date specified therefor in a notice of borrowing or conversion pursuant to this Agreement. Any indemnification obligation of the Borrowers under this Section 8.4 will be paid to the Agent for the benefit of the applicable Lenders. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

        8.5    Notices by Lenders.    Each Lender will promptly notify the Borrowing Agent and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to Section 8.1, 8.2, 8.3 or 8.4. If any Lender fails to give such notice within forty-five days after it obtains knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to the applicable Section hereof, only be entitled to payment under such Section for costs incurred from and after the date forty-five days prior to the date that such Lender does give such notice.

        8.6    Discretion of Lenders as to Manner of Funding.    Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBO Rate Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.

        8.7    Mitigation of Circumstances; Replacement of Lenders.    In the event the Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 8.1, the Borrowing Agent or the Agent may designate another lender which is acceptable to the Agent in its reasonable discretion (such other lender being herein called a "Replacement Lender") to purchase the Loans of such Lender and such Lender's rights hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees in respect of such Lender's Commitments and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (other than indemnities and other similar rights applicable to such Lender prior to the date of such assignment and assumption) and shall be relieved from all obligations to the Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

        8.8    Conclusiveness of Statements; Survival of Provisions.    Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent manifest error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

        SECTION 9. REPRESENTATIONS AND WARRANTIES.

        To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and arrange for and purchase participations in Letters of Credit hereunder, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to the Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement:

        9.1    Organization.    Each Credit Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Credit Party is in good standing and is duly qualified to do business in each jurisdiction where, because of the nature of its respective activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

        9.2    Authorization; No Conflict.    Each Credit Party is duly authorized to execute and deliver the Loan Documents to which it is a party, is duly authorized to borrow monies hereunder and is and will continue to be duly authorized to perform its obligations under the Loan Documents. The execution, delivery and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party, and the borrowings by the Borrowers hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority that has not been obtained, (b) conflict with (i) any provision of applicable law, (ii) the Governing Documents of any Borrower, (iii) any material agreement binding upon any Borrower, or its properties or assets or (iv) any court or administrative order or decree applicable to any Borrower or (c) require, or result in, the creation or imposition of any Lien on any asset of any Borrower (other than Liens in favor of the Agent created pursuant to the Loan Documents).

        9.3    Validity and Binding Nature.    Each of this Agreement and the other Loan Documents to which any Credit Party is a party is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, as such enforceability shall be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity.

        9.4    Financial Condition.    The audited consolidated financial statements of OSM and its Subsidiaries for the year ended December 31, 2001 and the unaudited consolidated financial statements of OSM and its Subsidiaries for the portion of 2002 to and including May 31, 2002, copies of which have been furnished prior to the Closing Date to the Agent (and, after the delivery of any financial statements required to be delivered hereunder, such financial statements), were prepared in accordance with GAAP (subject, in the case of any such unaudited financial statements, to normal year-end adjustments and the absence of footnotes) and fairly present the financial position and results of operations of OSM and its consolidated Subsidiaries for the periods covered thereby. No Credit Party has any liability or unusual or long-term commitment (other than pursuant to the transactions contemplated hereby to occur on the Closing Date) that could reasonably be expected to have a Material Adverse Effect and that is not reflected in the financial statements referred to above or in the footnotes to the May 31, 2002 consolidated financial statements of OSM and its Subsidiaries previously delivered to the Agent.

        9.5    No Material Adverse Change.    Since December 31, 2001, there has been no Material Adverse Effect.

        9.6    Litigation and Contingent Liabilities.    No injunction or temporary restraining order prohibits the making of the Loans or the issuance of the Letters of Credit and no litigation (including derivative actions), arbitration proceeding, governmental investigation or other proceeding is pending or, to any Credit Party's knowledge, is threatened in writing against any Credit Party that could reasonably be expected to have a Material Adverse Effect. Item 9.6 of the Disclosure Schedule sets forth all material pending and, to the knowledge of the Credit Parties, threatened in writing, litigation, investigations and proceedings against any Credit Party.

        9.7    Ownership of Properties; Liens.    The Credit Parties own good title to all of their respective properties and assets, free and clear of all Liens, charges and claims except as permitted pursuant to Section 10.8.

        9.8    Subsidiaries.    Set forth in Item 9.8 of the Disclosure Schedule is a complete and accurate list of each Credit Party and each direct and indirect Subsidiary of each Credit Party, and a complete and accurate designation of the owners of each Credit Party (other than OSM) and each direct and indirect Subsidiary of each Credit Party, and the percentage ownership of each such owner as of the Closing Date. Other than as set forth in Item 9.8 of the Disclosure Schedule, there are no subscriptions, options, warrants or calls relating to any equity or other ownership interests relating to any Credit Party, including without limitation, any right of conversion or exchange. Except as set forth in Item 9.8 of the Disclosure Schedule, no Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity or other ownership interests of such Credit Party.

        9.9    Pension and Welfare Plans.

          (a)  No steps have been taken to terminate any Pension Plan which could give rise to any liability on the part of any Borrower or any other member of the Controlled Group as of the Closing Date or the date of the making of any Loan or the issuance of any Letter of Credit; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; and no condition exists or event or transaction has occurred with respect to any Pension Plan that could result in the incurrence by any Borrower or any other member of the Controlled Group of any material liability, excise tax, fine or penalty. No Borrower nor any other members of the Controlled Group has contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

          (b)  All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred that, if continued, might result in a withdrawal or partial withdrawal from any such plan; and no Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

        9.10    Investment Company Act.    No Credit Party is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

        9.11    Public Utility Holding Company Act.    No Credit Party is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

        9.12    Regulation U.    No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

        9.13    Taxes.    Each Credit Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and any taxes which are accrued and not yet payable. No Credit Party is aware of any proposed material tax assessments against any Credit Party.

        9.14    Solvency, etc.

        On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, each Borrower will be solvent, will be able to pay its debts as they mature, will own property with a value both at fair valuation and at present fair saleable value materially greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

        9.15    Environmental Matters.

          (a)  No Violations. Except as set forth in Item 9.15 of the Disclosure Schedule, no Credit Party nor any operator of any Credit Party's properties is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to Environmental Matters or any Environmental Law, that in any single case, requires expenditures in any three-year period of $1,000,000 or more by such Credit Party in penalties and/or for investigative, removal or remedial actions.

          (b)  Notices. Except as set forth in Item 9.15 of the Disclosure Schedule, no Credit Party has received notice from any third party, including any federal, state or local governmental authority: (a) that such Credit Party has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any Hazardous Substance, that such Credit Party has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law that, in any single case, requires expenditures in any three-year period of $1,000,000 or more by such Credit Party in penalties and/or for investigative, removal or remedial actions; (c) that such Credit Party must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law that, in any single case, requires expenditures in any three-year period of $1,000,000 or more by such Credit Party in penalties and/or for investigative, removal or remedial actions; or (d) of any Environmental Claim that, in any single case, requires expenditures in any three-year period of $1,000,000 or more by such Credit Party in penalties and/or for investigative, removal or remedial actions.

          (c)  Handling of Hazardous Substances. Except as set forth in Item 9.15 of the Disclosure Schedule, (i) no portion of the real property or other assets of any Credit Party has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties that requires expenditures by the Credit Parties in any three-year period of $1,000,000 or more in any single case or $5,000,000 in the aggregate in penalties and/or for investigative, removal or remedial actions; (ii) in the course of any activities conducted by any Credit Party, or the operators of any real property of any Credit Party, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of any Credit Party, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of any Credit Party that, through soil or groundwater contamination, may have come to be located on, and that might reasonably be expected to have a material adverse effect on the value of, the real property or other assets of such Credit Party; and (v) any Hazardous Substances generated by any Credit Party have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities to the knowledge of the Credit Parties have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

          (d)  Investigations. Except as set forth in Item 9.15 of the Disclosure Schedule, each Credit Party has taken all steps required by Environmental Laws to investigate the past and present condition and usage of the real property of such Credit Party and the operations conducted by such Credit Party and the operations conducted by such Credit Party with regard to environmental matters.

          (e)  The matters identified in Item 9.15 of the Disclosure Schedule, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        9.16    Insurance.    Set forth in Item 9.16 of the Disclosure Schedule is a complete and accurate summary of the property and casualty insurance program of each Credit Party as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving such Credit Party).

        9.17    Information.    All information heretofore or contemporaneously herewith furnished in writing by any Borrower to the Agent or any Lender for purposes of or in connection with this Agreement (including without limitation information furnished with respect to any other Credit Party) and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Borrower to the Agent or any Lender pursuant hereto or in connection herewith (including without limitation information furnished with respect to any other Credit Party) will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Lenders that any projections and forecasts provided by any Borrower are based on good faith estimates and assumptions believed by such Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

        9.18    Intellectual Property.    Each Credit Party owns and possesses or has a license or other right to use all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of such Credit Party, without any infringement upon rights of others that could reasonably be expected to have a Material Adverse Effect.

        9.19    Burdensome Obligations.    No Credit Party is party to any agreement or contract or subject to any corporate or organization restriction that could reasonably be expected to have a Material Adverse Effect.

        9.20    Labor Matters.    Except as set forth in Item 9.20 of the Disclosure Schedule, no Credit Party is subject to any labor or collective bargaining agreement and there are no existing or threatened strikes, lockouts or other labor disputes involving any Credit Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Item 9.20 of the Disclosure Schedule sets forth all existing or threatened strikes or other material labor disputes involving any Credit Party. Hours worked by and payment made to employees of each Credit Party are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

        9.21    No Default.    No Event of Default or Unmatured Event of Default exists or would result from the incurring by any Borrower of any Debt hereunder or under any other Loan Document. No Credit Party is in default with respect to any indenture, loan agreement, lease, deed, contract or other agreement to which such Credit Party is a party, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

        9.22    Material Licenses.    Except as disclosed in Item 9.22 of the Disclosure Schedule, each material license is in full force and effect and no event has occurred or failed to occur which with the giving of notice or passage of time or both would constitute a default under any such license and each Credit Party has, and is current and in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted, and to own or lease and operate the properties now owned or leased by it.

        9.23    No Violations.    Except as disclosed in items 9.15 and 9.20 of the Disclosure Schedule, no Credit Party is in violation of any applicable statute, regulation or ordinance of any governmental entity, or of any agency thereof, which could reasonably be expected to have a Material Adverse Effect.

        9.24    Locations.    The offices or locations where each Borrower keeps the Collateral and books and records concerning the Collateral, including, without limitation, computer programs, printouts and other computer materials, are at the locations set forth in Item 9.24 of the Disclosure Schedule (as such Items are amended from time to time to include additional locations permitted under Section 10.24), and the addresses specified on such schedule include and designate each Borrower's chief executive office, chief place of business and other offices and places of business and are the Borrowers' sole offices and places of business. Item 9.24 of the Disclosure Schedule separately identifies all of such offices or locations which are not owned by any Borrower and sets forth the respective owners thereof.

        9.25    Names.    No Borrower has, during the preceding five years, been known as or used any other corporate, trade or fictitious name, except as disclosed in Item 9.25 of the Disclosure Schedule.

        9.26    First Priority Perfected Liens.    The Liens granted to the Agent pursuant to the Loan Documents are fully perfected first priority Liens in and to the Collateral, subject only to the Liens permitted by Section 10.8.

        9.27    Accounts and Inventory Warranties and Representations.    With respect to its Accounts and Inventory, each of the Borrowers represents and warrants to the Agent that the Agent may rely, in determining which items of Accounts and Inventory listed on any schedule of Accounts and Inventory are Eligible Accounts and Eligible Inventory, on all statements or representations made by the Borrowing Agent or with respect to any such schedule and, unless otherwise indicated in writing by the Borrowing Agent that such Accounts and Inventory meet all of the required criteria of Eligible Accounts and Eligible Inventory.

        9.28    Bank Accounts.    Item 9.28 of the Disclosure Schedule sets forth the account numbers and locations of all bank accounts of the Borrowers.

        9.29    Business Activities.    As of the Closing Date, (i) each of the Credit Parties (other than Oregon Steel de Guayana, Inc., OSM Glassification, Inc., Glassification International Ltd., New CF&I, OSM Distribution, Inc., Oregon Steel Mills Processing, Inc., The Union Ditch and Water Company) is engaged in the business of producing, processing, selling and distributing custom plate and hot rolled coil for welded pipe and tubing, (ii) each of Oregon Steel de Guayana, Inc., OSM Glassification, Inc. and Glassification International Ltd. is not engaged in any business activity and does not maintain any material assets or liabilities, and (iii) each of New CF&I, OSM Distribution, Inc. and Oregon Steel Mills Processing, Inc. is engaged solely in the business of acting as the general partner and/or holding company, as applicable, of those entities identified in Item 9.8 of the Disclosure Schedule as Subsidiaries of such Person.

        9.30    Securities Laws Filings.    OSM has timely made all filings required to be made by it under all applicable state and federal securities laws, rules and regulations; all information contained in such filings is true and correct in all material respects and does not omit any statement necessary so that such information is not materially misleading, in each case, as of the date of the applicable filing.

        SECTION 10. COVENANTS.

        Until the expiration or termination of the Commitments and thereafter until all Obligations are paid in full and all Letters of Credit have been terminated, each Borrower jointly and severally agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing:

        10.1    Reports, Certificates and Other Information.

          10.1.1    Financial Information.    OSM will furnish to the Agent and all Lenders:

              (i)  as soon as available, but not later than ninety days after the close of each Fiscal Year of OSM hereafter, audited consolidated and unaudited consolidating financial statements of OSM and its consolidated Subsidiaries as at the end of such year certified without exception or qualification by a firm of independent certified public accountants of recognized standing, acceptable to the Agent and selected by OSM, together with any management letter and any other letters or certificates supplied by OSM to such accountants;

            (ii)  concurrently with the delivery of the financial statements described in subsection (i) above, (a) a certificate of the Borrowing Agent demonstrating in reasonable detail showing the calculations used in determining the financial covenants and certifying as to compliance therewith, and (b) a certificate of such certified public accountants to the effect that, based upon their examination of the affairs of OSM and its Subsidiaries performed in connection with the preparation of said financial statements, they are not aware of the existence of any condition or event which constitutes or would, upon notice or lapse of time or both, constitute an Event of Default or, if they are aware of such condition or event, the nature thereof;

            (iii)  (a) as soon as available, but not later than twenty-five (25) days after the end of each month, unaudited interim internal consolidated and consolidating income statements, unaudited internal consolidated and consolidating balance sheets and unaudited internal consolidated and consolidating statements of cash flows, and a statement by OSM's principal financial officer showing in reasonable detail the calculations used in determining the financial covenants set forth in Sections 10.6 and certifying as to compliance therewith and declaring that all such financial statements were prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and fairly present the financial position and results of operations of OSM and its consolidated Subsidiaries for such period;

              (b)  as soon as available, but not later than thirty days after the end of each Fiscal Quarter, unaudited consolidated and consolidating income statements, unaudited consolidated and consolidating balance sheets and internal consolidated and consolidating statements of cash flows, and (i) the Quarterly Board Report and (ii) a statement by OSM's principal financial officer showing in reasonable detail the calculations used in determining the financial covenants set forth in Sections 10.6 and certifying as to compliance therewith and declaring that all such financial statements were prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and fairly present the financial position and results of operations of OSM and its consolidated Subsidiaries for such period and a narrative report from management discussing results for such period in comparison to the operating plan previously delivered to the Lenders for such period;

            (iv)  as soon as possible, but not later than thirty (30) days following the beginning of each Fiscal Year, a copy of OSM's operating plan for such Fiscal Year, as approved by the Board of Directors of OSM, which shall include on a consolidated basis for OSM and its Subsidiaries quarterly cash flow projections, quarterly balance sheet projections and projected monthly income statements, a Capital Expenditure budget, Environmental Expenditures budget and projected collateral availability as of each month end, all in reasonable detail, and accompanied by a certificate of OSM's principal financial officer to the effect that (i) such projections, plan and budget were prepared by OSM in good faith, (ii) OSM has a reasonable basis for the assumptions contained in such projections plan and budget, and (iii) such projections plan and budget have been prepared in accordance with such assumptions;

            (v)  as soon as possible, but not later than the twenty-fifth day after the end of each calendar month or at such other times as may be requested by the Agent from time to time hereafter, (a) an accounts receivable and accounts payable aging report for such month for each Borrower, (b) a calculation of ineligible Accounts and Inventory for such month for each Borrower, and (c) inventory reports for such month by category; and

            (vi)  as soon as possible, but not later than the tenth day after filing by OSM, (a) 10-Q quarterly reports, Form 10-K annual reports and Form 8-K current reports, (b) any other filings made by any Credit Party with the SEC and (c) any other information that is provided by OSM to its shareholders generally.

          10.1.2    Notice of Default, Litigation and ERISA Matters.    Promptly upon any Borrower becoming aware of any of the following, the Borrowing Agent will furnish to the Agent and each Lender written notice describing the same and summarizing the steps being taken by the applicable Credit Party affected thereby with respect thereto:

            (a)  the occurrence of an Event of Default or an Unmatured Event of Default;

            (b)  any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Credit Party to the Lenders which has been instituted or, to the knowledge of such Credit Party, is threatened in writing against such Credit Party or to which any of the properties of any thereof is subject that could reasonably be expected to have a Material Adverse Effect;

            (c)  the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan that could result in the requirement that any Borrower or any other member of the Controlled Group furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan that could result in the incurrence by any member of the Controlled Group of any material liability, excise tax fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Borrower or any other member of the Controlled Group with respect to any post-retirement Welfare Plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

            (d)  any cancellation or material change in any provisions or terms of any insurance maintained by any Credit Party, in either case which is not remedied to the Agent's satisfaction within 30 days;

            (e)  any event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) that could reasonably be expected to have a Material Adverse Effect; or

            (f)    any Lien (other than Liens permitted by Section 10.8) to which any of the Collateral is subject, and any material setoff, claims, withholdings or other defenses to which any of the Collateral or the Agent's or any Lenders' rights with respect to the Collateral, are subject.

          10.1.3    Borrowing Base Certificates.    On Thursday of each calendar week, and at such other times as may be requested by the Agent from time to time hereafter, the Borrowing Agent on behalf of the Borrowers shall deliver to the Agent and each Lender a Borrowing Base Certificate for the 7-day period from Thursday of the prior week through Wednesday of such week, together with (i) a schedule reflecting all sales made, credits issued, inventory activity, ineligibles calculations, summary receivables agings, summary payables agings, summary inventory ledgers and collections received during such 7-day period and (ii) a schedule, updated not later than the twentieth day after each month, reflecting detailed accounts receivable agings, detailed accounts payables agings and reflecting perpetual inventory by category, in each case as of the last day of such month, in each case with such supporting detail as the Agent shall request; provided, however, that at any time that the average aggregate Loans plus the Letter of Credit Reserve is less than 10% of the Maximum Amount for any monthly period, Borrowers shall only be required to deliver such Borrowing Base Certificates on a monthly basis (by the 10th Business Day of each calendar month). At such times as may be requested by the Agent from time to time hereafter, each Credit Party shall deliver to the Agent (i) such additional schedules, certificates, reports and information with respect to the Collateral as the Agent may from time to time require and (ii) a collateral assignment of any or all items of Collateral to the Agent.

        10.1.4    Tax Returns.    As soon as available with respect to each Fiscal Year, the Borrowing Agent shall deliver to the Agent true and correct copies of the Borrowers' respective federal and state income tax returns as filed and all schedules thereto.

        10.1.5    Other Information.    From time to time the Borrowing Agent shall deliver to the Agent such other information concerning any Credit Party as any Lender or the Agent may reasonably request.

        10.2    Books, Records and Inspections.    Each Borrower shall, and shall cause each other Credit Party consolidated with OSM for financial reporting purposes to, keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP, permit the Agent or any representative thereof to inspect the properties and operations of any Credit Party and permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with such Credit Party's officers and its independent auditors (and the Borrowers hereby authorize such independent auditors to discuss such financial matters with the Agent or any representative thereof), and to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or other records; and permit the Agent and its agents and employees to inspect the Inventory and other tangible assets of such Credit Party; and to inspect, audit, check and make copies of and extracts from the books, records, computer data and records, computer programs, journals, orders, receipts, correspondence and other data relating to Accounts and Inventory or any other Collateral; provided, that so long as no Event of Default has occurred and is continuing, the Agent will conduct no more than four inspections under this Section 10.2 in any calendar year. All such inspections or audits by the Agent shall be at the Borrowers'

expense as described in Section 5.4. Any Lender shall have the right to accompany Agent or any representative thereof on any inspection or audit of the properties and operations of any Credit Party, including any discussions with independent auditors; provided that the cost thereof shall be paid by the Borrower only during the existence of an Event of Default.

        10.3    Maintenance of Property; Insurance.    Each Borrower shall, and shall cause each other Credit Party to:

          (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless such Credit Party determines in good faith that the continued maintenance of any such properties is no longer economically desirable and except for properties that may be the subject of sales and other dispositions permitted under Section 10.11.

          (b)  Maintain with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, including, without limitation, business interruption insurance; and, upon request of the Agent, furnish to the Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by such Credit Party. In addition to, and without limiting the foregoing, each Credit Party will maintain customary insurance commercially reasonable in the industry on Inventory in international transit. Each Borrower shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing loss payable to the Agent with respect to each policy of property or casualty insurance covering Collateral and naming the Agent for the benefit of the Lenders as an additional insured with respect to each policy of insurance for liability for personal injury and property damage, in each case, covering Collateral, (ii) providing that 30 days' notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Agent.

          (c)  UNLESS THE BORROWERS PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWERS' EXPENSE TO PROTECT THE AGENT'S AND THE LENDERS' INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY BORROWER'S INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY CREDIT PARTY IN CONNECTION WITH THE COLLATERAL. THE BORROWING AGENT MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT EACH BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE BORROWERS MAY BE ABLE TO OBTAIN ON THEIR OWN.

        10.4    Compliance with Laws; Payment of Taxes and Liabilities.    Each Borrower shall, and shall cause each other Credit Party to: (i) comply in all material respects with all applicable laws (including Environmental Laws), rules, regulations, decrees, orders, judgments, licenses and permits; and (ii) pay prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind that, if unpaid, might become a Lien on any of its property; provided, however, that the foregoing shall not require any Credit Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

        10.5    Maintenance of Existence, etc.

        Each Borrower shall, and shall cause each other Credit Party to: maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification and good standing as a foreign entity in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing could not have a Material Adverse Effect).

        10.6    Financial Covenants.    The Borrowers shall:

          (a)    Minimum Consolidated EBITDA.    Not permit Consolidated EBITDA for the twelve-month period ending on the last day of each Fiscal Quarter set forth below to be less than the amount set forth below next to such Fiscal Quarter:

Fiscal Quarter ending:	Consolidated EBITDA:
June 30, 2002	$70,000,000
September 30, 2002	$70,000,000
December 31, 2002	$80,000,000
Each Fiscal Quarter ending thereafter	$80,000,000

          (b)  Minimum Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for the 12-month period ending on the last day of each Fiscal Quarter set forth below to be less than the ratio set forth next to such Fiscal Quarter:

Fiscal Quarter ending:	Fixed Charge Coverage Ratio:
June 30, 2002	1.60:1.00
September 30, 2002	1.60:1.00
December 31, 2002	1.75:1.00
March 31, 2003	1.75:1.00
June 30, 2003	1.75:1.00
Each Fiscal Quarter ending thereafter	1.60:1.00

          (c)  Maximum Senior Debt Ratio. Not permit the Senior Debt Ratio to exceed at any time 4.00:1.00.

          (d)  Minimum Consolidated Tangible Net Worth. Not permit Consolidated Tangible Net Worth at any time during any Fiscal Quarter ending after June 30, 2002 to be less than the Benchmark (defined below). For purposes of this Section 10.6(d), the term "Benchmark" shall mean (i) with respect to the Fiscal Quarter ending March 31, 2002, $280,000,000 and (ii) with respect to any subsequent Fiscal Quarter in any Fiscal Year, the Benchmark as of December 31 of the immediately preceding Fiscal Year plus an amount equal to the product of (A) 80% and (B) the positive Net Income (if any) for the period beginning January 1 of such Fiscal Year through and including the end of such Fiscal Quarter.

          (e)  Capital Expenditures. Not make Capital Expenditures through the end of any Fiscal Year in excess of $20,000,000 for all Credit Parties on a combined basis with respect to such Fiscal Year; provided, that the amount of permitted Capital Expenditures will be increased in any Fiscal Year by the positive amount (if any) equal to the lesser of (i) the difference obtained by subtracting the actual amount of Capital Expenditures expended during the prior Fiscal Year from $20,000,000 and (ii) $10,000,000 (such lesser amount being the "Capex Carry Over Amount"), and for purposes of measuring compliance herewith, the Capex Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding Fiscal Year.

        10.7    Limitations on Debt.    (a) No Borrower shall nor shall any Borrower cause or permit any other Credit Party to, create, incur, assume or have outstanding any Debt, except: (i) Debt arising under the Loan Documents (including Letters of Credit); (ii) Debt existing on the date hereof and set forth in Item 10.7 of the Disclosure Schedule, including renewals, refinancings and extensions of such Debt on reasonably similar terms and conditions; (iii) Debt in respect of any Borrower's obligations under the 2002 Bond Indenture; (iv) Debt constituting Permitted Intercompany Loans; (v) other Debt for borrowed money in an aggregate outstanding amount for all Credit Parties not exceeding $10,000,000 at any time and which Debt is either (A) unsecured or (B) incurred to finance the acquisition of fixed assets by any Credit Party (including for purposes hereof Capital Leases) and secured solely by Liens on the fixed assets acquired with the proceeds of such Debt, including any renewals, refinancings and extensions thereof on terms and conditions no less favorable to the applicable Credit Party and the Agent and Lenders; (vi) Debt for borrowed money incurred by the Camrose Parties, Feralloy and LSI so long as no other Credit Party has any Suretyship Liability (or any other liability, whether contingent or absolute) in respect of such Debt; and (vii) exposure not exceeding at any time $500,000 in respect of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes. Except as otherwise permitted by this Agreement, no Credit Party shall pay any obligation or indebtedness (other than Debt constituting Permitted Intercompany Loans) before the same is due in the ordinary course (without acceleration).

          (b)  No Borrower shall, nor shall any Borrower permit any other Credit Party to, directly or indirectly, voluntarily repurchase, redeem, defease or prepay any of the 2002 Bonds except in accordance with this Agreement.

          (c)  1996 Bond Repayment. Concurrently with the funding of the 2002 Bonds, the Borrowers will be discharged of their obligations under the 1996 Bond Indenture, except for certain surviving obligations specified in the 1996 Bond Indenture (as to which no claims have been made). Within thirty-five (35) days after the Closing Date, the 1996 Bonds will no longer be "outstanding" as defined in the 1996 Bond Indenture and Borrowers' obligations under the 1996 Bond Indenture will be terminated (subject to surviving obligations for indemnification and reinstatement as to which no claim has been made).

          (d)  Subordination of Intercompany Loans. Each Borrower hereby agrees that any and all present and future indebtedness of any other Borrower owing to such Borrower is postponed in favor of and subordinated to payment, in full, in cash, of the Obligations hereunder. In this regard, if any Event of Default has occurred and is continuing, no payment of any kind whatsoever shall be made with respect to such indebtedness until the Obligations hereunder have been indefeasibly paid in full.

        10.8    Liens.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, create or permit to exist any Lien on any of its properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except Permitted Liens. RMSM shall at all times own, directly or indirectly, free and clear of all Liens, not less than the greater of (i) 15,000 shares of The Union Ditch and Water Company ("UDWC") and (ii) the number of outstanding shares of common stock of UDWC that constitutes at least 51% thereof.

        10.9    Operating Leases.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, permit the aggregate amount of all rental payments consisting of base rent and percentage rent under Operating Leases scheduled to be made by the Credit Parties during the term of such Operating Leases to exceed $5,000,000 in the aggregate for all Credit Parties at any time.

        10.10    Restricted Payments.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, (a) declare or make any dividend or distribution to any of its shareholders or partners, (b) prepay, purchase, redeem, retire or otherwise acquire, directly or indirectly, any Debt, partnership or other equity interests of any Credit Party or any warrants, options or other rights in respect of such equity interests or (c) set aside funds for any of the foregoing, except (i) that OSM may from time to time repurchase 2002 Bonds and shares of its capital stock so long as: (1) OSM has provided the Agent with prior written notice of any such repurchase, which notice sets forth the price to be paid to repurchase such capital stock or 2002 Bonds, (2) no Unmatured Event of Default or Event of Default then exists or would result after giving effect to such repurchase, (3) immediately before and after giving effect to such repurchase, Borrowing Availability is at least $20,000,000, (4) after giving effect to such repurchase, the Borrowers are in compliance with all of the covenants set forth in Section 10.6 on a pro forma basis for the most recent measurement period, (5) before and after giving effect to such repurchase, the Swing Loan and Revolving Loan balance is zero and (6) no proceeds of any Loans are used, directly or indirectly for the purpose of purchasing or carrying such shares or 2002 Bonds (within the meaning of Regulation U); and (ii) as set forth in Item 10.10 of the Disclosure Schedule.

        10.11    Mergers, Consolidations, Sales.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any equity interests of, or any corporate or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its properties, assets and rights (including the Collateral) other than (i) sales in the ordinary course of business of Inventory, (ii) sales, transfers and conveyances described in Item 10.11 of the Disclosure Schedule and (iii) Investments permitted under Section 10.20.

        10.12    Use of Proceeds.    Use the proceeds of the Loans and Letters of Credit solely (a) to refinance the 2000 Credit Facility, (b) for the financing of Capital and Environmental Expenditures permitted hereunder and (c) the Borrowers' ordinary course working capital and general corporate needs. No Credit Party shall use or permit any proceeds of any Loan or Letter of Credit to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

        10.13    Further Assurances.    Each Borrower shall take such actions as are necessary, or as the Agent (on its own or at the request of the Required Lenders) may reasonably request, from time to time (including the execution and delivery of security agreements, financing statements and other documents, the filing or recording of any of the foregoing, and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are secured by the Collateral.

        10.14    Collections.

          (a)  Each of the Borrowers shall direct all of their Account Debtors to make all payments on the Accounts directly to post office boxes ("Lock Boxes") with financial institutions acceptable to the Agent, and in the name and under exclusive control of, the Agent. The Borrowers shall establish accounts ("Blocked Accounts") in the Agent's name for the benefit of the Borrowers with financial institutions acceptable to the Agent, into which all payments received in the Lock Boxes shall be deposited, and into which the Borrowers will immediately deposit all payments made for Inventory or services sold or rendered by the Borrowers (including without limitation all proceeds of Accounts) and received in the identical form in which such payments were made, whether by cash or check. If the Borrowers, any Affiliate or Subsidiary of the Borrowers or any equityholder, officer, director, employee or agent of the Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with the Borrowers shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Collateral, the Borrowers and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to a Blocked Account. Each financial institution with which a Lock Box and Blocked Account are established shall acknowledge and agree, in a manner satisfactory to the Agent, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of the Agent, that such financial institution has no right to setoff against such Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to the Agent, funds deposited in such Blocked Account on a daily basis as such funds are collected to a bank account of the Agent as the Agent may designate from time to time for such purpose (the "Payment Account"). Each of the Borrowers agree that all payments made to any Blocked Account established by such Person or otherwise received by the Agent, whether in respect of the Accounts of such Person or as proceeds of other Collateral of such Person, will be applied on account of the Obligations one day after receipt by the Agent of good funds with respect to such payments. The Borrowers may use such payments for the purpose of calculating Borrowing Availability immediately upon receipt by the Agent of good funds with respect to such payments. Each of the Borrowers agrees to pay all fees, costs and expenses which such Person incurs in connection with opening and maintaining its Lock Box and Blocked Account. All of such fees, costs and expenses which remain unpaid pursuant to any Lock Box or Blocked Account Agreement with the Borrowers to the extent same shall have been paid by the Agent hereunder, shall constitute Loans hereunder, shall be payable to the Agent by the Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to such Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to the Agent in kind shall be endorsed by the Borrowers to the Agent, and, if that endorsement of any such item shall not be made for any reason, the Agent is hereby irrevocably authorized to endorse the same on such Person's behalf. For the purpose of this paragraph, each of the Borrowers irrevocably hereby makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose) as such Person's true and lawful attorney and agent-in-fact (i) to endorse such Person's name upon said items of payment and/or proceeds of Collateral of such Person and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of such Person or Inventory pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any Lock Box or (following the occurrence of an Event of Default) other postal box into which any of such Person's mail is deposited; and (iv) to open and process all mail addressed to such Person and deposited therein; provided, however, that the Agent shall not exercise any such powers described in subparagraphs (i) and (ii) of this Section 10.14(a) (except for routine Lock Box payments/proceeds) unless and until an Event of Default has occurred and is continuing.

          (b)  The Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any Borrower's Accounts or contract rights by suit or otherwise; (ii) exercise all of any Borrower's rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts of any Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of any Borrower upon such terms, for such amount and at such time or times as the Agent deems advisable; (v) prepare, file and sign the requisite Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of such Borrower; and (vi) do all other acts and things which are necessary, in the Agent's sole discretion, to fulfill any Obligations under this Agreement and to allow the Agent to collect the Accounts. In addition to any other provision hereof, the Agent may at any time on or after the occurrence of an Event of Default, at the Borrowers' sole expense, notify any parties obligated on any of the Accounts to make payment directly to the Agent of any amounts due or to become due thereunder.

          (c)  Immediately upon any Borrower's receipt of any portion of the Collateral evidenced by an agreement, instrument or document including, without limitation, any Chattel Paper, such Borrower shall deliver the original thereof to the Agent together with an appropriate endorsement or other specific evidence of assignment thereof to the Agent (in form and substance acceptable to the Agent). If an endorsement or assignment of any such items shall not be made for any reason, the Agent is hereby irrevocably authorized, as such Borrower's attorney and agent-in-fact, to endorse or assign the same on such Borrower's behalf.

          (d)  None of the Borrowers shall open any bank account, or close any Blocked Account or Lock Box or terminate any Blocked Account or Lock Box Agreement, without the Agent's prior written consent. None of the Borrowers shall deposit, or cause to be deposited, in any Blocked Account or Lock Box any items or remittances other than payments relating to or constituting proceeds of Collateral.

        10.15    Transactions with Affiliates.    None of the Borrowers shall, nor shall any Borrower cause or permit any other Credit Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates (excluding the Credit Parties) that is on terms that are less favorable than are obtainable from any Person that is not one of its Affiliates.

        10.16    Employee Benefit Plans.    Each Borrower and each other member of the Controlled Group shall maintain each Pension Plan in substantial compliance with ERISA, the Code and all applicable requirements of law and regulations. None of the Borrowers shall or permit any other member of the Controlled Group to:

          (a)  engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor, which could reasonably result in a material liability to any Borrower or any other member of the Controlled Group;

          (b)  take any action which may result in a "reportable event" under Section 4043 of ERISA for which notice to the PBGC is required;

          (c)  amend any Pension Plan so that security is required to be provided under Section 401(a)(29) of the Code; or

          (d)  allow any Pension Plan to experience an accumulated funding deficiency under Section 412(b) of the Code or apply for a minimum funding waiver under Section 412 of the Code.

        10.17    Environmental Matters.

          (a)  If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party shall, to the extent required under Environmental Laws, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Credit Party shall comply with any valid federal or state judicial or administrative order requiring the performance at any real property of such Credit Party of activities in response to the Release or threatened Release of a Hazardous Substance.

          (b)  To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, each Credit Party shall dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

        10.18    Inconsistent Agreements.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, enter into any agreement containing any provision that would (a) be violated or breached by any borrowing hereunder or by the performance by any Borrower of any of its obligations hereunder or under any other Loan Document or (b) prohibit any Borrower from granting to the Agent, for the benefit of the Lenders, a Lien on any of its Collateral.

        10.19    Business Activities.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, engage in any lines of business other than those engaged in by such Person as of the Closing Date and will not permit Oregon Steel de Guayana, Inc., OSM Glassification Inc. and Glassification International Ltd. to engage in any type of business or maintain any material assets or liabilities. Upon request of the Agent, the Credit Parties will cause Oregon Steel de Guayana, Inc., OSM Glassification Inc. and Glassification International Ltd. to be dissolved in a manner satisfactory to the Agent.

        10.20    Advances and Other Investments.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) (a) Cash Equivalent Investments, (b) bank deposits in the ordinary course of business, (c) Permitted Intercompany Loans, (d) with respect to each Credit Party, its existing Investments in its Subsidiaries as of the Closing Date, (e) deposits with vendors of goods in the ordinary course of business, (f) Investments existing on the Closing Date and set forth in Item 10.20 of the Disclosure Schedule, (g) Canadian National Steel Corporation may purchase the partnership interests of Camrose Pipe Company not held by Canadian National Steel Corporation in accordance with the provisions of the partnership agreement of Camrose Pipe Company, (h) Borrowers may make equity investments in and/or intercompany loans to the other Credit Parties after the Closing Date in an aggregate amount not exceeding $7,500,000, so long as such equity investments and/or loans (which loans shall be deemed Permitted Intercompany Loans) are pledged to the Agent, on behalf of the Lenders, as additional collateral security for the Obligations, and (i) Camrose Pipe Company may make other Investments following the Closing Date in an amount not exceeding $10,000,000 in the aggregate for all such Investments, subject in the case of any such Investment to the prior written approval of the Agent, which will not be unreasonably withheld so long as (1) the Agent shall have been provided with reasonable prior notice of such Investment and with all information relating to such Investment as the Agent shall have reasonably requested, (2) no Event of Default shall have occurred and be continuing or would result therefrom and (3) such Investment could not reasonably be expected to subject any other Credit Party to any material liability (fixed or contingent), as determined by the Agent in its reasonable credit judgment. No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, form a new Subsidiary.

        10.21    Restriction of Amendments to Certain Documents.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, amend or otherwise modify the promissory notes evidencing the Permitted Intercompany Loans or amend or otherwise modify, or waive any rights under, (i) any Credit Party's Governing Documents, (ii) the 2002 Bond Indenture, or (iii) the documents governing the ESOP, in the case of any of the foregoing clauses (i), (ii) and (iii), in a manner adverse to any Credit Party, the Agent or any Lender.

        10.22    Fiscal Year.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, change its Fiscal Year.

        10.23    Cancellation of Debt.    No Borrower shall, nor shall any Borrower cause or permit any other Credit Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

        10.24    No New Locations.    No Borrower shall have any offices or locations where any Borrower keeps any Collateral or any books and records concerning the Collateral (including without limitation, computer programs, printouts and other computer materials) other than those offices and locations set forth in Item 9.24 of the Disclosure Schedule; provided, that any Borrower may amend Item 9.24 of the Disclosure Schedule to include other offices and locations if such Borrower (i) gives the Agent twenty Business Days' prior written notice of such other offices or locations; (ii) such Borrower provides the Agent with an executed Collateral Access Agreement for such other offices or locations, if necessary, (iii) and all financing statements have been filed and all other necessary or reasonable steps have been taken to insure that the Agent has a first-priority, perfected Lien (subject only to any Permitted Liens) on the Collateral to be located at such other offices or locations and (iv) such Borrower has provided the Agent with an amended Item 9.24 of the Disclosure Schedule showing such other offices and locations.

        10.25    Press Releases.    Not issue any press release relating to this Agreement or the other Loan Documents unless the Agent has received and approved such press release (which approval will not be unreasonably withheld). The Agent will approve or disapprove such press release as soon as practicable, but in any event no later than one full Business Day after the Agent's receipt of such press release. Each Credit Party further agrees that any press release relating to this Agreement or the other Loan Documents may refer to the Agent, but will not refer to any of the Lenders.

        10.26    Customs, Duty and Freight.

        Promptly (i) pay all applicable freight costs and duties, tariffs, taxes and any other governmental assessments applicable to the importation and/or sale of all Eligible Inventory and (ii) satisfy all other requirements necessary for permitting all Eligible Inventory to gain entry into the United States through the United States Custom Service in compliance with any applicable import quotas for immediate sale and/or distribution in the United States.

        10.27    Minimum Borrowing Availability.    No Borrower shall permit (a) Borrowing Availability to be less than $5,000,000 or (b) the Borrowing Base to exceed the aggregate amount of outstanding Loans plus the Letter of Credit Reserve by less than $15,000,000.

        SECTION 11. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

        The obligation of each Lender to make its Loans and of the Agent to arrange for Letters of Credit is subject to the following conditions precedent (except as expressly provided in Section 2.3.3):

        11.1    Initial Credit Extension.    The obligation of the Lenders to make the initial Loans and the obligation of the Agent to arrange for any initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that (A) after giving effect to the initial Loans and Letters of Credit, Borrowing Availability, after accommodation for payment of accounts payable over thirty (30) days past due, bank overdrafts and any transaction related fees, will be at least $7,500,000 and (B) the Agent shall have confirmed to its satisfaction that the Fixed Charge Coverage Ratio for the 12-month period ending June 30, 2002 was at least 1.6:1 and (E) OSM shall have discharged the 1996 Bonds in accordance with the 1996 Bond Indenture and shall have received net proceeds of the 2002 Bonds of not less than approximately $301,254,600. The Agent shall have received this Agreement and all of the following, each duly executed (where appropriate) by all parties thereto and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent is called the "Closing Date"):

          11.1.1    Notes.    The Notes.

          11.1.2    Resolutions.    Certified copies of resolutions of the board of directors or general partner of each Credit Party (other than The Union Ditch and Water Company and Glassification International Ltd.) authorizing the execution, delivery and performance by such Credit Party of the Loan Documents to which it is a party.

          11.1.3    Consents, etc.    Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by each Borrower of the documents referred to in this Section 11. Without limiting the foregoing, the Agent shall have received a consent from all minority equityholders of RMSM to the transactions contemplated by the Loan Documents in form and substance satisfactory to the Agent.

          11.1.4    Incumbency and Signature Certificates.    A certificate of the Secretary or an Assistant Secretary of each Credit Party (other than The Union Ditch and Water Company and Glassification International Ltd.) as of the Closing Date certifying the names of the officer or officers of each Credit Party (other than The Union Ditch and Water Company and Glassification International Ltd.) authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

          11.1.5    Security Agreements.    One or more security agreements, pledge agreements or assignment agreements executed by each Borrower, together with (i) evidence, satisfactory to the Agent, that all filings necessary to perfect the Agent's Lien on the Collateral have been duly made and are in full force and effect, (ii) instructions to deliver to the Agent all certificated securities, promissory notes, transfer powers, control letters and instruments as the Agent shall require to perfect the Agent's Lien on the equity interests of all the Credit Parties (excluding The Union Ditch and Water Company) held by the Borrowers and all Permitted Intercompany Loans made by the Borrowers (other than to the Camrose Parties) and (iii) delivery to the Agent of a negative pledge in favor of the Agent and Lenders with respect to certain of the shares of The Union Ditch and Water Company held by RMSM, and evidence that such negative pledge will be recorded on the certificate(s) representing such shares.

          11.1.6    Intercreditor Agreement.    An Intercreditor Agreement executed by the 2002 Trustee and each other party thereto and in form and substance acceptable to the Agent.

          11.1.7    Opinions of Counsel.    Opinions of legal counsel to the Borrowers acceptable to the Agent.

          11.1.8    Insurance.    Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Agent has been named as a lender's loss payee and an additional insured on all related insurance policies.

          11.1.9    Copies of Documents.    Copies, certified by the Secretary of OSM, of the 2002 Bond Indenture and related security agreements.

          11.1.10    Payment of Fees.    Evidence of payment by the Borrowers of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all fees and expenses of counsel to the Agent.

          11.1.11    Solvency Certificate.    A Solvency Certificate, substantially in the form of Exhibit C, executed by the principal financial officer of OSM on behalf of each of the Borrowers.

          11.1.12    Disclosure Schedule.    The Disclosure Schedule shall be in form and substance satisfactory to the Agent.

          11.1.13    Search Results; Lien Terminations.    Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements that name each Credit Party (requested by the Agent under its present name and any previous names) as debtor, together with (i) copies of such financing statements, (ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements necessary to release all Liens and other rights of any Person in any collateral described in the 2000 Credit Facility and the 1996 Bonds and (iii) such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may request.

          11.1.14    Filings, Registrations and Recordings.    The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Loan Documents or under law or requested by the Agent to be filed, registered or recorded to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior to any other Person (subject to Permitted Liens), in proper form for filing, registration or recording.

          11.1.15    Closing Certificate.    A certificate signed by the president or chief financial officer of OSM on behalf of each of the Borrowers dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.

          11.1.16    Borrowing Base Certificate.    A Borrowing Base Certificate dated as of July 12, 2002.

          11.1.17    Independent Accountant Letter.    A letter from OSM to its independent certified public accountant advising that OSM intends the Agent to rely on the opinions and reports of such accountants described in Section 10.1.1.

          11.1.18    Governing Documents.    Certified copies of each Borrower's Governing Documents and copies of each other Credit Party's Governing Documents.

          11.1.19    Good Standing Certificates.    Certificates of good standing for all states in which each Borrower and each other Credit Party whose equity interests are being pledged to the Agent is qualified to do business.

          11.1.20    Blocked Account/Lockbox Agreements.    All agreements establishing or relating to Blocked Accounts and Lock Boxes.

          11.1.21    Collateral Access Agreement.    Such Collateral Access Agreements as the Agent shall reasonably require.

          11.1.22    Security Agreement Documents.    All documents required by any security agreement, pledge agreement or assignment agreement between any Borrower and the Agent.

          11.1.23    Payoff Letter.    A payoff letter executed by the agent and lenders under the 2000 Credit Facility and agreeing to release all liens thereunder.

          11.1.24    Customs Agents Agreements.    Agreements in favor of the Agent from the Borrowers' custom agents as the Agent may require.

          11.1.25    Fee Letter.    The fee letter referred to in Section 5.5 executed by the Borrowers.

          11.1.26    Subsidiary Guarantees.    A Subsidiary Guarantee executed by each Guarantor in form and substance reasonably acceptable to the Agent.

          11.1.27    Other.    Such other documents as the Agent or any Lender may reasonably request.

        11.2    Conditions.    The obligation (a) of each Lender to make each Loan (except as expressly set forth in Section 2.1.3(c) and Section 2.3.3) and (b) of the Agent to arrange for each Letter of Credit is subject to the following further conditions precedent that:

          11.2.1    Compliance with Warranties, No Default, etc.    Both before and after giving effect to any borrowing and the issuance of any Letter of Credit the following statements shall be true and correct:

            (a)  the representations and warranties of each Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

            (b)  no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

          11.2.2    Confirmatory Certificate.    If requested by the Agent or any Lender, the Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of a requested Loan or Letter of Credit and signed by a duly authorized representative of the Borrowers as to the matters set out in Section 11.2.1 (it being understood that each request by the Borrowers for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Lender may reasonably request in support thereof.

          11.2.3    Minimum Borrowing Availability.    After giving effect to the requested Loan or Letter of Credit, (a) the Borrowing Availability shall be no less than $5,000,000 and (b) the Borrowing Base shall exceed the aggregate amount of outstanding Loans plus the Letter of Credit Reserve by at least $15,000,000.

        SECTION 12. EVENTS OF DEFAULT AND THEIR EFFECT.

        12.1    Events of Default.    Each of the following shall constitute an Event of Default under this Agreement:

          12.1.1    Nonpayment of Loans, etc.    (i) Default in the payment when due of the principal of any Loan or of any reimbursement obligation with respect to any Letter of Credit or (ii) default in the payment when due of any interest, fee or other Obligations (other than Obligations referred to in clause (i) above) which default continues for three Business Days.

          12.1.2    Nonpayment of Other Debt.    Any default (after giving effect to any applicable cure periods) shall occur under the terms applicable to any Debt of any Credit Party in an outstanding principal aggregate amount (for all such Debt so affected) exceeding $5,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

          12.1.3    Other Material Obligations.    Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Credit Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with other such defaults, could reasonably be expected to have a Material Adverse Effect.

          12.1.4    Bankruptcy, Insolvency, etc.    Any Borrower becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or such entity applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such entity or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such entity or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of such entity, and if such case or proceeding is not commenced by such entity, it is consented to or acquiesced in by such entity, or remains for 60 days undismissed or such entity takes any action to authorize, or in furtherance of, any of the foregoing.

          12.1.5    Noncompliance with Loan Documents.    Failure by any Credit Party to comply with or to perform any covenant or agreement set forth in this Agreement or any other Loan Document.

          12.1.6    Representations and Warranties.    Any representations and warranty made by any Borrower, herein or in any other Loan Document, is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Credit Party to the Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

          12.1.7    Pension Plans.    (i) Institution of any steps by any Credit Party or any other Person to terminate a Pension Plan if as a result of such termination such Credit Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or Section 412 of the Code; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party and the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000.

          12.1.8    Judgments.    Final judgments that exceed an aggregate of $5,000,000 shall be rendered against any or all of the Credit Parties, and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal or otherwise within 30 days after entry or filing of such judgments.

          12.1.9    Invalidity of Loan Documents, etc.    Any Loan Document shall cease to be in full force and effect with respect to any Borrower; or any Credit Party (or any Person by, through or on behalf of any Credit Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document.

          12.1.10    Breach of Certain Agreements.    Any "Event of Default" (as defined in the 2002 Bond Indenture) (after giving effect to any applicable cure periods) occurs under the 2002 Bond Indenture.

          12.1.11    Change in Control.    A Change in Control shall occur.

          12.1.12    Auditor's Report.    The auditor's report delivered in connection with the annual financial statements (to be delivered pursuant to Section 10.1.1) shall contain an Impermissible Qualification.

          12.1.13    Damage to Collateral.    There shall occur any material uninsured damage to, or loss, theft or destruction of, any of the Collateral having an aggregate value in excess of $3,000,000.

          12.1.14    Attachment, etc.    The Collateral or any other assets of any Credit Party having an aggregate value in excess of $2,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 45 days thereafter or an application is made by any Person, other than any Credit Party, for the appointment of a receiver, trustee, or custodian for any assets having an aggregate value in excess of $2,000,000 of such Credit Party and the same is not dismissed within 45 days after the application therefor.

          12.1.15    Lien, Levy or Assessment.    A notice of lien, levy or assessment is filed of record with respect to all or any assets of any Credit Party by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or if any taxes or debts owing at any time or times hereafter to any one of these becomes a lien or encumbrance upon any assets of any Credit Party and the same is not released within 30 days after the same becomes a lien or encumbrance; provided, that such Credit Party shall have the right to contest in good faith and by appropriate proceedings any such lien, levy or assessment if such Credit Party provides the Agent with a bond or indemnity satisfactory to the Agent assuring the payment of such lien, levy or assessment.

          12.1.16    Material Adverse Effect.    The occurrence of any event having a Material Adverse Effect.

          12.1.17    Environmental Expenditures.    Borrowers shall have made, through the end of any Fiscal Year, Environmental Expenditures in excess of $10,000,000 for all Credit Parties on a combined basis with respect to such Fiscal Year; provided that such $10,000,000 limit with respect to any Fiscal Year shall be increased by the positive amount (if any) equal to the difference obtained by subtracting the actual amount of Environmental Expenditures expended during the prior Fiscal Year from $10,000,000 (the "Environmental Expenditure Carry Over") and for purposes of measuring compliance herewith, the Environmental Expenditure Carry Over Amount shall be deemed to be the last amount spent on Environmental Expenditures in that succeeding Fiscal Year.

        12.2    Effect of Event of Default.    If any Event of Default described in Section 12.1.4 with respect to any Borrower shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other Obligations hereunder shall become immediately due and payable and the Borrowers shall become immediately obligated to return and/or collateralize all Letters of Credit in accordance with Section 2.3.6, all without presentment, demand, protest or notice of any kind and the Agent may (and at the written request of the Required Lenders shall) exercise any rights and remedies provided to the Agent under the Loan Documents and/or at law or equity. If any other Event of Default shall occur and be continuing, the Agent may (and at the written request of the Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other Obligations to be immediately due and payable and/or demand that the Borrowers immediately return and/or collateralize all Letters of Credit in accordance with Section 2.3.6, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other Obligations shall become immediately due and payable and/or the Borrowers shall immediately become obligated to return and/or collateralize all Letters of Credit in accordance with Section 2.3.6, all without presentment, demand, protest or notice of any kind, and exercise any rights and remedies provided to the Agent under the Loan Documents, and/or at law or equity and the Agent may (and at the written request of the Required Lenders shall) exercise any rights and remedies provided to the Agent under the Loan Documents and/or at law or equity. The Agent shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect of an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Lenders, and the effect of an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Lenders. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining Obligations and any excess shall be delivered to the Borrowers or as a court of competent jurisdiction may elect. The Agent and Lenders shall be under no obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations.

        SECTION 13. THE AGENT.

        13.1    Appointment and Authorization.    Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

        13.2    Delegation of Duties.    The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        13.3    Liability of the Agent.    None of the Agent nor any of its directors, officers, employees or agents shall (i) be liable to any of the Lenders for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any of any Credit Party's Subsidiaries or Affiliates.

        13.4    Reliance by the Agent.    The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        13.5    Notice of Default.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will promptly notify the Lenders in writing of its receipt of any such notice, together with a copy thereof. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 12; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

        13.6    Credit Decision.    Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrowers or the other Credit Parties which may come into the possession of the Agent.

        13.7    Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for any payment to the Agent of any portion of the Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Loan Documents, any termination of this Agreement and the resignation or replacement of the Agent.

        13.8    Agent and Lenders in their Individual Capacity.    The Agent and its Affiliates and any Lender and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Credit Party and its Subsidiaries and Affiliates as though the Agent or such Lender was not the Agent or a Lender, as the case may be, hereunder and without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent and its Affiliates and any Lender and its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of any Credit Party) and acknowledge that the Agent and its Affiliates and any such Lender and its Affiliates shall be under no obligation to provide such information to any other Lender. With respect to its Loans, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same in its individual capacity.

        13.9    Successor Agent; Assignment of Agency.    The Agent may resign as the Agent upon 30 days' prior notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent, and the retiring Agent's appointment, powers and duties as the Agent shall be terminated. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Section 13 and Sections 14.5 and 14.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

        13.10    Collateral Matters.    The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations of the Credit Parties hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 13.10.

        13.11    Co-Managing Agent.    The Co-Managing Agent, in its capacity as such, shall have no duties or responsibilities hereunder and shall not have any liability under this Agreement to any Person other than in its capacity as a Lender hereunder. Notwithstanding the foregoing, in the event any Person shall make any claim against the Co-Managing Agent in its capacity as such or the Co-Managing Agent, in its capacity as such, shall otherwise be subject to any liability hereunder, the Co-Managing Agent shall be entitled to the same indemnification rights under this Agreement as the Agent.

        SECTION 14. GENERAL.

        14.1    Waiver; Amendments.    No delay on the part of the Agent, any Lender or any other holder of a Note in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Percentage of any Lender without the consent of such Lender. No amendment, modification, waiver or consent shall (i) extend or increase the amount of the Commitments or any Commitment of a Lender, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent, (v) amend or modify this Section 14.1, (vi) reduce the minimum Borrowing Availability required under Section 11.2.3 or increase the advance rate percentages of the Borrowing Base or make less restrictive the criteria for Eligible Inventory or Eligible Accounts in a manner that would increase the percentage rate of advance, or (vii) release any material portion of the Collateral, except as expressly provided in this Agreement, or release any of the Guarantors without, in each case, the consent of all Lenders. No provisions of Section 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent.

        14.2    Notices.    Except as otherwise provided in Sections 2.2, 2.4 and 4.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown under such party's name on the signature page to this Agreement or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2, 2.4 and 4.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Borrowers and the Borrowers shall hold the Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

        14.3    Computations.    Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied.

        14.4    Regulation U.    Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

        14.5    Costs, Expenses and Taxes.    The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and charges of counsel for the Agent and Co-Managing Agent and of local counsel, if any, who may be retained by said counsel) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents and any assignment of Loans), and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and allocated costs of staff counsel) incurred by the Agent and Lenders in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. Each Lender agrees to reimburse the Agent for such Lender's pro rata share (based on its respective Percentage) of any such costs and expenses of the

Agent not paid by the Borrowers. In addition, the Borrowers agree to pay, and to save the Agent and the Lenders harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) that are payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the auditors in connection with any exercise by the Agent of its rights pursuant to Section 10.2. All obligations provided for in this Section 14.5 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

        14.6    Captions.    Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        14.7    Assignments; Participations.

          14.7.1    Assignments.    Any Lender may at any time assign and delegate to an Affiliate or another Lender, and any Lender may, with the prior written consent of the Agent, at any time assign and delegate to one or more other financial institutions or, with Borrowers' consent (which consent shall not be unreasonably delayed or withheld and shall not be required if an Event of Default shall have occurred and be continuing), other Persons; provided, that if such a Person is a foreign Person, such Person shall execute and deliver to the Agent one or more (as the Agent may reasonably request) United States Internal Revenue Service Forms W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that such Person is exempt from withholding or deduction Taxes (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Lender's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the Lender's Commitment and (ii) $5,000,000; provided, however, that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Borrowers would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Borrowers are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Borrowers will not be required to pay the incremental amounts) and (b) the Borrowing Agent and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

            (i)    five Business Days (or such lesser period of time as the Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrowing Agent and the Agent by such assigning Lender and the Assignee,

            (ii)  the assigning Lender and the Assignee shall have executed and delivered to the Borrowing Agent and the Agent an assignment agreement substantially in the form of Exhibit D (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and

            (iii)  the assigning Lender or the Assignee shall have paid the Agent a processing fee of $5,000.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder from and after such date. Within five Business Days after effectiveness of any assignment and delegation, the Borrowers shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee's Percentage of the Commitment and, if the assigning Lender has retained a Commitment hereunder, a replacement Note in the principal amount of the Percentage of the Commitment retained by the assigning Lender (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Lender). Each such Note shall be dated the effective date of such assignment. The assigning Lender shall mark the predecessor Note "exchanged" and deliver it to the Borrowers. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.7.1 shall be null and void.

        Notwithstanding the foregoing provisions of this Section 14.7.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note to a federal reserve lender (but no such assignment shall release any Lender from any of its obligations hereunder).

          14.7.2    Participations.    The Agent shall have the right to permit any Lender to at any time sell to one or more financial institutions or, with Borrowers' consent (which consent shall not be unreasonably delayed or withheld and shall not be required if an Event of Default shall have occurred and be continuing), other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender, the direct or participation interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a "Participant"); provided that any Lender selling any such participating interest shall give notice thereof to the Borrowers. In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and (z) all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events (excluding the events described in clause (i)) described in the fourth sentence of Section 14.1 and for increases in the Commitment of the participating Lender if the Participant's commitment would be thereby increased. Each Lender agrees to incorporate the requirements of the preceding sentence and any noncompete provisions required by the Agent into each participation agreement that such Lender enters into with any Participant. The Borrowers agree that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrowers also agree that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold).

          14.7.3    Company Assistance.    The Borrowers shall assist the Agent in its efforts to sell and/or participate the Loans by providing the Agent with all information reasonably requested by the Agent in connection with its syndication efforts and, if requested by the Agent, the Borrowers shall assist in the preparation of information materials, projections and an informational memorandum for, and senior management of the Borrowers shall participate in meetings and other communications with, potential assignees or participants, at such times and places as the Agent may reasonably request. If requested by Agent, the Borrowers shall assist the Agent in verifying the completeness and accuracy of any information provided to the Agent for distribution to potential assignees.

          14.7.4    Prohibition of Certain Assignments and Participations.    Notwithstanding anything herein to the contrary, no Lender shall grant assignments or sell participations in any portion of the Commitments to a Participant or Assignee which is either directly, or through one or more Affiliates, substantially engaged in the same line of business as Borrowers.

        14.8    Governing Law.    This Agreement and each Note shall be a contract made under and governed by the internal laws (as opposed to the conflicts of law provisions) of the State of New York. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of any Borrower and rights of the Agent, the Lenders and any other holder of a Note expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

        14.9    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

        14.10    Successors and Assigns.    This Agreement shall be binding upon the Borrowers, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent. No Borrower may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the Agent and Lenders.

        14.11    Indemnification by the Borrowers.

          (a)  In consideration of the execution and delivery of this Agreement by the Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Borrowers hereby agree to, jointly and severally, indemnify, exonerate and hold (x) the Agent, each Lender and each of their respective officers, directors, employees, Affiliates, agents and attorneys (each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and charges and allocated costs of staff counsel (collectively, the "Indemnified Liabilities"), incurred by any Lender Party in connection with the execution, delivery, performance, administration or enforcement of this Agreement or any other Loan Document by any of the Lender Parties and (y) each Lender Party free and harmless from and against any Indemnified Liabilities incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by any Credit Party, (ii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Credit Party or the operations conducted thereon, or (iii) the investigation, cleanup or remediation of offsite locations at which any Credit Party or its predecessors are alleged to have directly or indirectly disposed of hazardous substances, except for any such Indemnified Liabilities arising on account of any such Lender

  Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          (b)  All obligations provided for in this Section 14.11 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of any or all of the Loan Documents and any termination of this Agreement.

        14.12    Forum Selection and Consent to Jurisdiction.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        14.13    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.13.

        14.14    Interest.

          (a)  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, the parties hereto stipulate and agree that none of the terms and provisions contained in this Agreement or any Note shall ever be construed to create a contract to pay any Lender for the use, forbearance or detention of money a rate in excess of the Highest Lawful Rate applicable to such Lender, and that for purposes hereof, "interest" shall include the aggregate of all charges or other consideration which constitute interest under applicable laws and are contracted for, taken, reserved, charged or received under this Agreement, the applicable Note or otherwise in connection with the transactions contemplated by this Agreement. Further, if the transactions contemplated hereby would be usurious as to any Lender under the laws applicable to it, then notwithstanding anything to the contrary in this Agreement or the applicable Note, or any agreement or document entered into in connection herewith or therewith, it is agreed as follows: the aggregate of all consideration which constitutes interest under the laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement or the applicable Note, or otherwise in connection herewith or therewith, shall under no circumstances exceed the maximum amount allowed by the laws applicable to such Lender, and any excess shall be credited by such Lender on the principal amount of the indebtedness of the Borrowers owed to such Lender (or, if the principal amount of all such indebtedness shall have been paid in full, to the extent such interest has been received by such Lender it shall be refunded by such Lender to the Borrowers). The provisions of this Section 14.14(a) shall control over all other provisions of this Agreement, the Notes and any other agreement or document which may be in apparent conflict herewith. The parties further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, taken, reserved, charged or received under this Agreement, each Note and any other applicable agreement or document which are made for the purpose of determining whether such rate or amount exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading during the period of the full stated term of the indebtedness of the Borrowers to the applicable Lender, and if longer and if permitted by applicable law, until payment in full, all interest at any time so contracted for, taken, reserved, charged or received.

          (b)  If at any time the effective rate of interest which would otherwise apply to any indebtedness evidenced by any Note issued to any Lender would exceed the Highest Lawful Rate applicable to such Lender (taking into account the interest rate applicable to such indebtedness pursuant to the other provisions of this Agreement, plus all additional charges and consideration which have been contracted for, taken, reserved, charged or received under this Agreement or such Note (the "Additional Charges") which constitute interest with respect to such indebtedness), the effective interest rate to apply to such indebtedness shall be limited to the Highest Lawful Rate, but any subsequent reductions in the interest rate applicable to such indebtedness shall not reduce the effective interest rate to apply to such indebtedness below the Highest Lawful Rate applicable to such Lender until the total amount of interest accrued on such indebtedness equals the amount of interest which would have accrued if the interest rate from time to time applicable to such indebtedness had at all times been in effect with respect to such indebtedness pursuant to the other provisions of this Agreement and if such Lender had collected all Additional Charges called for under this Agreement and its Note. If at maturity or final payment of any Note issued to any Lender, the total amount of interest accrued on such Note (including amounts designated as "interest" plus any Additional Charges which constitute interest, and taking into account the limitations of the first sentence of this Section 14.14(b)) is less than the total amount of interest which would have accrued if the interest rate or interest rates applicable to the indebtedness from time to time outstanding under such Note had at all times been in effect pursuant to the other provisions of this Agreement, then the Borrowers agree, to the fullest extent permitted by the laws applicable to such Lender, to pay to such Lender an amount equal to the difference between (i) the lesser of (1) the amount of interest which would have accrued on such Note if the Highest Lawful Rate had at all times been in effect (but excluding, for purposes of calculating such amount of interest, any Additional Charges which constitute interest with respect to such Note), or (2) the amount of interest which would have accrued on such Note if the interest rate or interest rates applicable to the indebtedness from time to time outstanding under such Note had at all times been in effect pursuant to the other provisions of this Agreement (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to such Note) less (ii) the amount of interest actually accrued on such Note (including amounts designated as "interest" plus any Additional Charges which constitute interest with respect to such Note).

        14.15    Confidentiality.    Each of the Agent, the Lenders and each Borrower shall hold all non-public information (which has been identified as such by the Agent, any Lender or any of the Borrowers, as the case may be) obtained pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking and regular corporate practices, shall take such steps in a prompt and timely manner as the other parties may reasonably request to assure such confidential treatment, and in any event may make disclosure to any of their respective employees, examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that

          (a)  unless prohibited by applicable law or court order, each party shall notify the others of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent or any Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

          (b)  prior to any such disclosure pursuant to this Section 14.15, the Agent, any Lender, or any Borrower, as the case may be, shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

            (i)    to be bound by this Section 14.15; and

            (ii)  to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 14.15; and

          (c)  except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, neither the Agent nor any Lender shall be obligated or required to return any materials furnished by any Borrower or any other Credit Party.

        14.16    Termination.    This Agreement shall be in effect from the date hereof until June 30, 2005 (the "Original Term") and, at the election of all the Lenders, shall renew itself from year to year thereafter (each such one year renewal being referred to herein as a "Renewal Term", and the Original Term and all Renewal Terms collectively are referred to herein as the "Term") unless (i) the due date of the Obligations is accelerated pursuant to Section 12 hereof; or (ii) Borrowers elect or one or more Lenders elect to terminate this Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other parties written notice of such election at least ninety (90) days prior to the end of the Original Term or the then current Renewal Term, in which case Borrowers shall pay all of the Obligations in full on the last day of such Term and shall collateralize all Letters of Credit in accordance with Section 2.3.6. If one or more of the events specified in clauses (i) or (ii) above occurs, this Agreement shall terminate on the date thereafter that the Obligations are paid in full; provided, however, that the security interests and liens created under the Loan Documents shall survive such termination until the date upon which payment and satisfaction in full of the Obligations shall have occurred. At such time as Borrowers have repaid all of the Obligations and this Agreement has terminated, (i) the Credit Parties shall deliver to the Agent a release, in form and substance reasonably satisfactory to the Agent, of all obligations and liabilities of the Agent, Lenders and their respective officers, directors, employees, agents, parents, subsidiaries and affiliates to any Credit Party, and if Borrowers are obtaining new financing from another lender, Borrowers shall deliver Borrowers' indemnification of the Agent and Lender, in form and substance satisfactory to the Agent, for checks which the Agent has credited to Borrowers' account, but which subsequently are dishonored for any reason and (ii) upon Borrowers' request, the Agent shall deliver to Borrowers a payoff in form and substance reasonably satisfactory to Borrowers and the Agent. If any Lender elects not to renew this Agreement, the other Lenders may purchase such Lender's Commitment or the Agent may find a new lender to purchase such Lender's Commitment, in each case pursuant to Section 14.7.1.

        14.17    The Agent and Lenders.    The Agent and each Lender represents and warrants to the Borrowers that it is a financial institution having combined capital and surplus of at least $300,000,000.

        14.18    Intercreditor Agreement.    Certain rights and obligations of the parties hereto are subject to the Intercreditor Agreement.

        14.19    Concerning Joint and Several Liability of the Borrowers.

          (a)  Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

          (b)  Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtors, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all such Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

          (c)  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligations.

          (d)  The obligations of each Borrower under the provisions of this Section 14.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other Loan Document or any other circumstances whatsoever.

          (e)  Except as otherwise expressly provided in the Loan Documents or required by applicable law, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any other Borrower's request for any Loan under this Agreement, notice of any Loan made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by any Lender or the Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement or any other Loan Document. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy which might, but for the provisions of this Section 14.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 14.19, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 14.19 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 14.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

          (f)    The provisions of this Section 14.19 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 14.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 14.19 will forthwith be reinstated in effect, as though such payment had not been made.

          (g)  Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

          (h)  The Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and Indebtedness of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of the other Borrowers to any Excess Funding Borrower under this Section 14.19(h) shall be subordinate and subject in right of payment to the proper payment in full of the obligations of such Borrower under the other provisions of this Agreement and the other Loan Documents, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all such obligations. For purposes hereof, (i) "Excess Funding Borrower" shall mean, in respect of any Obligations (hereafter, the "Joint Obligations"), any Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) "Excess Payment" shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its pro Rata Share of such Joint Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 14.19(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all Indebtedness and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair saleable value of all assets and other properties of such Borrower and the other Borrowers exceeds the amount of all of the Indebtedness and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and the other Borrower, all as of the Closing Date.

[Signature Pages Follow]

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

BORROWERS:
OREGON STEEL MILLS, INC.
By:	Title:
Notice Address:	1000 Broadway Bldg. Suite 2200 1000 S.W. Broadway Portland, Oregon 97205 Facsimile: (503) 240-5232 Attn: Jeff S. Stewart
NEW CF&I, INC.
By:	Title:
Notice Address:	c/o Oregon Steel Mills, Inc. 1000 Broadway Bldg. Suite 2200 1000 S.W. Broadway Portland, Oregon 97205 Facsimile: (503) 240-5232 Attn: Jeff S. Stewart
CF&I STEEL, L.P. (dba Rocky Mountain Steel Mills)
By:	New CF&I, Inc., General Partner
By:	Title:
Notice Address:	c/o Oregon Steel Mills, Inc. 1000 Broadway Bldg. Suite 2200 1000 S.W. Broadway Portland, Oregon 97205 Facsimile: (503) 240-5232 Attn: Jeff S. Stewart

COLORADO AND WYOMING RAILWAY COMPANY
	By:	Title:
	Notice Address:	c/o Oregon Steel Mills, Inc. 1000 Broadway Bldg. Suite 2200 1000 S.W. Broadway Portland, Oregon 97205 Facsimile: (503) 240-5232 Attn: Jeff S. Stewart
TEXTRON FINANCIAL CORPORATION, as Agent and as a Lender
Commitment: $35,000,000 (as a Lender)	By:	Title:
	Notice Address:	Textron Financial Corporation Commercial Lending Advisors 4550 North Point Parkway Suite 400 Alpharetta, Georgia 30022 Facsimile: (770) 360-1407 Attn: Eric Hubbard
GMAC BUSINESS CREDIT LLC, as Co-Managing Agent and as a Lender
Commitment: $25,000,000 (as a Lender)	By:	Title:
	Notice Address:	GMAC Business Credit LLC 3000 Town Center Suite 280 Southfield, MI 48075 Attn: Gwen Julin Facsimile: (248) 356-8978
with copies to:
Kristi Loucks Vice President GMAC Business Credit LLC 2059 Northlake Parkway Third Floor North Tucker, GA 30084 Facsimile: (678) 937-4182

ORIX FINANCIAL SERVICES, INC., as a Lender
Commitment: $15,000,000 (as a Lender)	By:	Title:
	Notice Address:	ORIX Financial Services, Inc. One South Wacker Drive Suite 2750 Chicago, Illinois 60606-4633 Facsimile: ( ) - Attn: Mark Tauber—Managing Director
2059 Northlake Parkway

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Exhibit 10.1